 ===========================================================================================================

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BUSINESS&DECISION NORTH AMERICA HOLDING, INC.

BDEC ACQUISITION CORP.

AND

INFORTE CORP.

DATED AS OF MAY 13, 2007

===========================================================================================================

TABLE OF CONTENTS

Page

ARTICLE I

THE MERGER

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF MERGER SUB AND PARENT

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

-i-

ARTICLE IV

COVENANTS AND AGREEMENTS

Section 4.1.	Conduct of Business by the Company Pending the Merger	39
Section 4.2.	No Solicitations	42

ARTICLE V

ADDITIONAL AGREEMENTS

-ii-

ARTICLE VI

CONDITIONS OF MERGER

Section 6.1.	Conditions to Each Party's Obligation to Effect the Merger	50
Section 6.2.	Additional Conditions to Obligation of the Company to Effect the Merger	51
Section 6.3.	Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger	51

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1.	Termination	53
Section 7.2.	Effect of Termination	55
Section 7.3.	Termination Fee Payable in Certain Circumstances	55

ARTICLE VIII

GENERAL PROVISIONS

-iii-

INDEX OF DEFINED TERMS

	Page		Page
1995 Equity Compensation Plan	12	Exchange Act	9
1997 Equity Compensation Plan	12	Exchange Agent	5
Adjustments	4	Exchange Fund	5
Affiliate	57	Exchange Procedure for Certificates	5
Affiliate Transaction	36	GAAP	60
Aggregate Consideration Amount	57	Governmental Entity	10
Agreement	1	Hazardous Materials	60
Book-Entry Shares	5	In-Bound Licenses	28
Certificate of Merger	2	Indebtedness	60
Certificates	5	Indemnified Parties	48
Closing	8	Insurance Policies	33
Closing Date	8	Intellectual Property Rights	30
Code	7	Investment of the Exchange Fund	6
Company	1	Knowledge	60
Company 2006 Form 10-K	17	Leased Real Property	60
Company Acquisition	58	Lien	9
Company Acquisition Proposal	58	Litigation	20
Company Board	1	Lost Certificates	7
Company Common Stock	3	Made available	60
Company Disclosure Schedules	11	Material Adverse Effect	60
Company Material Contracts	33	Merger	1
Company Owned Intellectual Property	28	Merger Consideration	3
Company Preferred Stock	12	Merger Sub	1
Company SEC Reports	17	Merger Sub Common Stock	3
Company Stockholder Approval	37	Merger Sub Representatives	47
Company Stockholders' Meeting	10	No Liability	6
Company Superior Proposal	43	Non-Disclosure Agreement	29
Confidentiality Agreement	59	Non-Solicitation Agreement	61
Contract	59	Options	7
control	6	Order	61
controlled by	6	Out-Bound Licenses	29
Copyrights	30	Parent	1
DGCL	1	Parent Disclosure Schedules	8
Dissenting Shares	4	Patents	30
Effect	60	Permits	24
Effective Time	2	Permitted Liens	62
Employee Plans	21	Person	62
Employees	59	Personal Property	27
Environment	59	Proxy Statement	10
Environmental Laws	59	Real Property	62
Equity Compensation Plans	7	Real Property Leases	62
ERISA	20	Regulatory Laws	10
ERISA Affiliate	21	Release	62

Required Approvals and Consents	62	Taxes	24
Restricted Stock	8	Termination Date	53
Sarbanes-Oxley	18	Termination of the Exchange Fund	6
SEC	63	Trademarks	30
Securities Act	63	Treasury Regulations	64
Software	30	under common control with	6
Subsidiaries	15	Voting Agreement	1
Subsidiary	63	Voting Group	1
Surviving Corporation	2	WARN Act	36
Takeover Statute	37	Withholding Rights	7
Tax Return	63

-ii-

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of May 13, 2007 (this “Agreement”), by and among Business&Decision North America Holding, Inc., a Delaware corporation (“Parent”), BDEC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Inforte Corp., a Delaware corporation (the “Company”).

R E C I T A L S:

        A.        The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the merger and other transactions provided for herein.

        B.        The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), all in accordance with the DGCL and upon the terms and subject to the conditions set forth herein.

        C.        As a condition for Parent and Merger Sub to enter into this Agreement, those stockholders of the Company listed on the signature pages to the Voting Agreement (as defined below) (the “Voting Group”) have entered into the Voting Agreement, dated as of the date hereof, with Parent and Merger Sub (the “Voting Agreement”), which agreement provides, among other things, that, subject to the terms and conditions thereof, each member of the Voting Group will vote his shares of Company Common Stock (as defined below) in favor of the Merger and the approval and adoption of this Agreement.

        D.        The Board of Directors of the Company (the “Company Board”) has resolved to recommend to its stockholders the approval and adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein.

        E.        Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the transactions contemplated hereby, including the Merger.

        F.        Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        G.        Terms used but not defined herein shall have the meanings set forth in Section 8.4, unless otherwise noted.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.1.        The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

        Section 1.2.        Effective Time. As promptly as practicable, and in any event within two business days after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing, or such later time as shall be specified therein, being the “Effective Time”).

        Section 1.3.        Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.4.        Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

        Section 1.5.        Certificate of Incorporation; By-Laws; Directors and Officers.

                (a)        At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with DGCL and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in order to change the name of the Surviving Corporation to a name to be designated by Parent in its sole discretion.

                (b)        At the Effective Time, the By-Laws of the Company shall be amended and restated in their entirety to be identical to the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with DGCL and as provided in such By-Laws; provided, however, that at the Effective Time, the title of the By-Laws of the Surviving Corporation shall be amended and restated in its entirety to reflect the name of the Surviving Corporation designated by Parent pursuant to Section 1.5(a).

                (c)        At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Certificate of Incorporation and By-Laws, or as otherwise provided by applicable law.

        Section 1.6.        Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of Common Stock, par value $0.001 per share, of the Company (“Company Common Stock”), or any shares of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”):

                (a)        Company Common Stock. Subject to adjustment in accordance with Section 1.6(e), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.6(c) and Dissenting Shares) shall be converted into the right to receive from the Surviving Corporation and the Parent, and become exchangeable for, an amount in cash equal to $4.25 per share of Company Common Stock (as such amount may be adjusted pursuant to Section 1.6(e), without interest, the “Merger Consideration”), as provided in Section 1.7. As of the Effective Time, all shares of Company Common Stock upon which the Merger Consideration is payable pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

                (b)        Merger Sub Common Stock. Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, $0.001 par value per share, of the Surviving Corporation, and the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

                (c)        Cancellation of Treasury Stock and Parent and Merger Sub-Owned Company Common Stock. All shares of Company Common Stock that are owned by the Company or any wholly owned subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub or held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash, securities or other consideration shall be delivered or deliverable in exchange therefor.

                (d)        Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who is entitled to demand and properly demands payment for such holder’s shares pursuant to, and who complied in all material respects with Sections 262 of the DGCL (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (but instead shall be only entitled to such rights as are provided by the DGCL with respect to such Dissenting Shares), unless and until such holder shall have failed to perfect or shall have effectively withdrawn, waived or lost such holder’s right under the DGCL. If any such holder of Company Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, each Dissenting Share held by such holder shall be treated, at the Company’s sole discretion, as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive, and become exchangeable for, the Merger Consideration in accordance with Section 1.6(a). Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of shares of Company Common Stock and of attempted withdrawals of such notice and any other instruments provided pursuant to applicable law, and Parent and Merger Sub shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent and Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of any such demands.

                (e)        Adjustments. If, at any time during the period between the date of this Agreement and the Effective Time, a change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split, combination, exchange or readjustment of shares or any similar event, the Merger Consideration shall be adjusted appropriately.

      Section 1.7.        Exchange of Certificates.

                (a)        Exchange Agent. Immediately prior to the Effective Time, Parent shall deposit with a bank or trust company reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock that have been converted into the right to receive, and become exchangeable for, the Merger Consideration pursuant to Section 1.6(a), for exchange in accordance with this Article I through the Exchange Agent, an amount equal to the aggregate Merger Consideration (such consideration being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

                (b)        Exchange Procedure for Certificates. As soon as reasonably practicable after the Effective Time (but in no event more than five business days thereafter), Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or of non-certificated shares represented by book entry (“Book-Entry Shares”) that were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a): (x) a letter of transmittal in form and substance reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify); and (y) instructions, in form and substance reasonably acceptable to the Company, for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor cash in an amount (subject to any applicable withholding taxes) equal to the product of (1) the number of shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares shall have been converted pursuant to Section 1.6(a) and (2) the Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of such Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered, if such Certificate or Book-Entry Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.7(b), each Certificate or Book-Entry Share (other than a Certificate or Book-Entry Share representing shares of Company Common Stock cancelled in accordance with Section 1.6(c) and other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Share shall have been converted pursuant to Section 1.6(a). No interest will be paid or will accrue on the consideration payable upon the surrender of any Certificate or Book-Entry Share.

                (c)        No Further Ownership Rights in Company Common Stock. All consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Book-Entry Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of shares of Company Common Stock shall cease to have any rights with respect to shares outstanding immediately prior to the Effective Time, except as otherwise provided in this Agreement or by applicable law. If, after the Effective Time, the Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, except as otherwise provided by applicable law.

                (d)        Termination of the Exchange Fund. Any portion of the aggregate Merger Consideration made available to the Exchange Agent to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand. Any portion of the Exchange Fund which remains unclaimed by the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and the Parent for payment of their claim for the Merger Consideration.

                (e)        No Liability. None of the Company, Merger Sub, Parent, the Surviving Corporation or the Exchange Agent, or any of their respective employees, officers, directors, stockholders, agents or affiliates, shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                (i)        For purposes of this Agreement, “affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

                (ii)        For purposes of this Agreement, “control” (including the terms “controlled by” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract, credit arrangement or otherwise.

                (f)        Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Corporation and Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

                (g)        Withholding Rights. The Surviving Corporation and Parent shall be entitled, and shall be entitled to direct the Exchange Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or Exchange Agent, as the case may be.

                (h)        Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may require as indemnity against any claim that may be made against it with respect to such Certificate and the payment of any fee charged by the Exchange Agent for such service, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement in respect of the shares of Company Common Stock represented by such Certificate (subject to any applicable withholding taxes).

      Section 1.8.         Equity Compensation Plans.

                (a)        Prior to the Effective Time, the Company shall take all actions necessary to provide that, at the Effective Time, each then outstanding option to purchase shares of Company Common Stock (the “Options”) granted under any of the Company’s equity compensation plans listed in Schedule 3.2 of the Company Disclosure Schedules, each as amended (collectively, the “Equity Compensation Plans”), or granted other than pursuant to such Equity Compensation Plans, whether or not then exercisable or vested, shall be cancelled in exchange for the right to receive from the Surviving Corporation an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Option (such payment to be net of applicable withholding Taxes, if any). In order to receive the amount to which a holder of an Option is entitled under this Section, the holder must deliver to the Surviving Corporation (1) any certificate or Option agreement relating to the Option and (2) a document in which the holder acknowledges that the payment the holder is receiving is in full satisfaction of any rights the holder may have under or with regard to the Option.

                (b)        Except as provided herein or as otherwise agreed to by the parties, (i) the Company shall cause the Equity Compensation Plans to terminate as of the Effective Time and cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company to terminate and have no further force or effect as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no holder of Options or any participant in the Equity Compensation Plans or anyone other than Parent shall hold or have any right to acquire any equity securities of the Company, the Surviving Corporation.

                (c)        Prior to the Effective Time, the Company shall take all actions necessary to provide that, at the Effective Time, all shares of Company Common Stock subject to vesting and transfer or other restrictions (the “Restricted Stock”) in accordance with the terms of the applicable Restricted Stock award agreement, such shares shall become fully vested and all restrictions on such shares shall lapse and pursuant to Section 1.6(a), such shares shall be cancelled, retired and shall cease to exist, and shall be converted into the right to receive from the Surviving Corporation or Parent the Merger Consideration.

                (d)        Prior to the Effective Time, the Board of Directors of the Company shall adopt a resolution consistent with the interpretive guidance of the SEC to approve the disposition by any officer or director of Company who is a covered person of the Company for purposes of Section 16 under the Exchange Act of shares of Company Common Stock or Options pursuant to this Agreement and the Merger for purposes of qualifying the disposition as an exempt transaction under Section 16 under the Exchange Act.

        Section 1.9.         Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Parent and the Company, the closing of the Merger (the “Closing”) will be held at the offices of Foley & Lardner, LLP, Chicago, Illinois, at 10:00 a.m., local time, on the first business day following the date that all of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or, to the extent permitted by applicable law, waived by the party or parties permitted to do so unless another time, date and/or place is agreed to in writing by the parties (such date upon which the Closing occurs being referred to hereinafter as the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF MERGER SUB AND PARENT

        Except as set forth in the Disclosure Letter delivered by Parent and Merger Sub to the Company at or prior to the execution and delivery of this Agreement, after giving effect to Section 8.15 (the “Parent Disclosure Schedules”), each of Merger Sub and Parent hereby represents and warrants to the Company as follows:

        Section 2.1.         Organization. Each of Merger Sub and Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business in all material respects as it is now being conducted. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not reasonably be expected to prevent or materially impair the ability of Parent to consummate the transactions contemplated hereby.

        Section 2.2.         Authority. Each of Merger Sub and Parent has the requisite corporate power and authority to enter into this Agreement and the Voting Agreement and carry out their respective obligations hereunder. The execution and delivery of this Agreement by each of Merger Sub and Parent and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Merger Sub and Parent and no other corporate proceeding is necessary for the execution and delivery of this Agreement by either Merger Sub or Parent, the performance by each of Merger Sub and Parent of their respective obligations hereunder and the consummation by each of Merger Sub and Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against each of Merger Sub and Parent in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 2.3.          No Conflict; Required Filings and Consents.

                (a)        The execution and delivery of this Agreement by each of Merger Sub and Parent, as applicable, do not, and the performance of this Agreement by each of Merger Sub and Parent, as applicable, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to Merger Sub or Parent or by which their respective property is bound or subject, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of Merger Sub or the Certificate of Incorporation or By-Laws of Parent or (iii) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien, security interest, pledge, claim, charge, encumbrance of any nature whatsoever, mortgages, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership (“Lien”) on any of the property or assets of Merger Sub or Parent pursuant to, any Contract of any kind, permit, license or franchise to which Merger Sub or Parent is a party or by which either Merger Sub or Parent or any of their respective properties are bound or subject except, in the case of clause (iii), for such breaches, defaults, rights, or Liens which would not materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

                (b)        Except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (i) neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for such of the foregoing, including under Regulatory Laws, as are required by reason of the legal or regulatory status or the activities of the Company or by reason of facts specifically pertaining to it and (ii) no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with their execution, delivery or performance of this Agreement except for such of the foregoing as are required by reason of the legal or regulatory status or the activities of the Company or by reason of facts specifically pertaining to it. For purposes of this Agreement, “Regulatory Laws” means any Federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, order, decree, injunction or other authorization applicable to, governing or relating to the legal or regulatory status or the activities of the Company.

        Section 2.4.         No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby Merger Sub has not incurred any obligations or liabilities, other than in connection with its incorporation, and has not engaged in any business or activities of any type or kind whatsoever.

        Section 2.5.         Brokers. Except for B. Riley & Co. and except for arrangements post-Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Merger Sub, Parent or any of its affiliates.

        Section 2.6.         Information Supplied. None of the information to be supplied in writing by Merger Sub or Parent specifically for inclusion in the proxy statement contemplated by Section 5.1 (together with any amendments and supplements thereto, the “Proxy Statement”) will, on the date it is filed and on the date it is first published, sent or given to the holders of Company Common Stock and at the time of any meeting of the Company’s stockholders to consider and vote upon the Agreement (the “Company Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Stockholders’ Meeting, any event with respect to either Merger Sub or Parent, or with respect to information supplied in writing by either Merger Sub or Parent specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, such Proxy Statement, such event shall be so described by either Merger Sub or Parent, as applicable, and provided to the Company. All documents that Merger Sub or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any federal, state, provincial, local and foreign government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, commission or any court, tribunal, or judicial or arbitral body (each, a “Governmental Entity”) will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, neither Merger Sub nor Parent makes any representation or warranty with respect to the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

      Section 2.7.         No Reliance.

        Parent acknowledges that neither the Company, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company its business or financial condition or any of its assets, liabilities or operations or other matters that is not included in this Agreement or the Company Disclosure Schedules. Without limiting the generality of the foregoing, neither the Company nor any other Person has made a representation or warranty to Parent with respect to (a) any projections, estimates or budgets for the business of the Company, or (b) any material, documents or information relating to the Company made available to Parent or its counsel, accountants or advisors in any data room or otherwise, except as expressly covered by a representation or warranty set forth in Article III or a covenant set forth in Article IV.

      Section 2.8.         Interested Stockholder.

        As of the date hereof, neither Parent nor Merger Sub is an “interested stockholder” with respect to the Company, as such term is defined in Section 203 of the DGCL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Disclosure Letter dated and delivered as of the date hereof by the Company to Parent and Merger Sub at or prior to the execution and delivery of this Agreement, after giving effect to Section 8.15 (the “Company Disclosure Schedules”), which is being concurrently delivered to Parent and Merger Sub in connection herewith and is designated therein as being the Company Disclosure Schedules, the Company hereby represents and warrants to Merger Sub and Parent that the statements contained in this Article III are true and correct. The Company Disclosure Schedules shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article III. Each exception to a representation and warranty set forth in the Company Disclosure Schedules shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Company Disclosure Schedules, and no other representation or warranty.

        Section 3.1.         Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure to qualify or be licensed which, when taken together with all other such failures, would not result in a Material Adverse Effect. The jurisdictions that the Company is qualified or licensed as a foreign corporation to do business are listed in Schedule 3.1(a) of the Company Disclosure Schedules.

        Except as disclosed in Schedule 3.1(b) of the Company Disclosure Schedules, the Company has made available to Parent prior to the date of this Agreement true and complete copies of, with respect to the Company and its Subsidiaries, (i) its Charter Documents and (ii) all minutes of (A) the meetings of its Board of Directors, (B) the meetings of each committee of its Board of Directors and (C) the meetings of its stockholders (in each case including any and all written consents in lieu of such meetings) held since January 1, 2002; provided, however, that Parent acknowledges that references to any Company sales process and the Board’s review and decision-making with respect thereto contained in minutes of the meetings of the Board of Directors and committees thereof have been redacted. Such Charter Documents are in full force and effect and the Company is not in default of any provision thereunder. Subject to the proviso in the first sentence of this paragraph, except as disclosed in Schedule 3.1(b) of the Company Disclosure Schedules, for the applicable time periods covered thereby, there are no resolutions or other actions, with respect to the Company and its Subsidiaries, of the Board of Directors, any committee of the Board of Directors or the stockholders other than as disclosed in the minutes and written consents made available to Parent. “Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

        Section 3.2.         Capitalization. (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the date of this Agreement: (A) 11,621,421 shares of Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; (C) 365,000 shares of Company Common Stock were reserved for grants of Options and Restricted Stock under the Inforte Corp. 1995 Equity Compensation Plan, as amended (the “1995 Equity Compensation Plan”), of which no shares are subject to issued and outstanding Options granted under the 1995 Equity Compensation Plan and no shares of Restricted Stock are issued and outstanding under the 1995 Equity Compensation Plan; (D) 3,272,926 shares of Company Common Stock were reserved for grants of Options and Restricted Stock Inforte Corp. 1997 Equity Compensation Plan, as amended (the “1997 Equity Compensation Plan”), of which 344,578 shares are subject to issued and outstanding Options granted under the 1997 Equity Compensation Plan and 161,526 shares of Restricted Stock are issued and granted under the 1997 Equity Compensation Plan; and (E) except as disclosed in Schedule 3.2 of the Company Disclosure Schedules, all outstanding Options and Restricted Stock were granted under either the 1995 Equity Compensation Plan or the 1997 Equity Compensation Plan and not under any other plan, program or agreement (other than any individual award agreements made pursuant to the 1995 Equity Compensation Plan and the 1997 Equity Compensation Plan). The shares of Company Common Stock issuable pursuant to the 1995 Equity Compensation Plan and the 1997 Equity Compensation Plan have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the 1995 Equity Compensation Plan and the 1997 Equity Compensation Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights.

                (b)        All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear from any preemptive or other similar rights and were issued in compliance with all applicable federal and state securities laws. No shares of Company Common Stock or Company Preferred Stock are held by any Subsidiary of the Company. Except as disclosed in Schedule 3.2(b) of the Company Disclosure Schedules, no shares of Company Common Stock or Company Preferred Stock are held in the Company’s treasury.

                (c)        Except as disclosed in or pursuant to Section 3.2(a) hereof, there are (i) no other options, puts, calls, warrants, purchase rights, subscription rights, conversion rights, exchange rights, other rights, agreements, arrangements, or commitments of any character obligating the Company to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in the Company or any securities convertible into or exchangeable for any capital stock or other equity interests in the Company or any debt securities or other Indebtedness of the Company or to provide funds to or make any investment (in the form of a loan or capital contribution) and (ii) no bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which stockholders of the Company may vote (whether or not dependent on conversion or other trigger event). There are no existing registration covenants with respect to Company Common Stock or any other securities of the Company.

                (d)        The Company has provided to Parent and Merger Sub a correct and complete list of each Option, including the (i) the name of the holder of such Option; (ii) the date on which such Option was granted; (iii) the total number of shares of Company Common Stock that was originally subject to such Company Stock Option; (iv) the number of shares of Company Common Stock that remain subject to such Option and the number of such shares of Company Common Stock that have vested; (v) the exercise price per share of Company Common Stock purchasable under such Company Stock Option; and (vi) whether such Option has been designated an “incentive stock option” as defined in Section 422 of the Code.

                (e)        The Company has provided to Parent and Merger Sub a report dated as of May 13, 2007 that sets forth with respect to Restricted Stock that are outstanding as of such date: (i) the name of each holder of shares of Restricted Stock; (ii) the total number of shares of Restricted Stock originally issued to such holder; (iii) the date on which such shares of Restricted Stock were issued; (iv) the number of shares of Restricted Stock which have vested; and (v) the purchase price per share of such Restricted Stock. The Company has made available to Parent and Merger Sub accurate and complete copies of (A) its standard form of restricted shares agreement and (B) any restricted shares agreement which deviates in any material respect from the standard form of restricted shares agreement.

                (f)        The Company and, to the knowledge of the Company, no stockholder is a party to or holds shares of Company Common Stock bound by or subject to any stockholder agreements, voting agreement, voting trust, proxy or similar arrangement with respect to the transfer, voting or other rights associated with its securities, except the Voting Agreement. None of the shares of Company Common Stock or Options were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements.

                (g)        Other than the Options, the Company is not a party to any Contract obligating the Company, directly or indirectly, to issue additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Company. As of the Effective Time, there will be 1,950 shares of Company Common Stock subject to Options in which the per share exercise price for such Options is less than the Merger Consideration. As of the Effective Time, there will be no more than an aggregate of 11,965,999 shares of Company Common Stock that are then outstanding or subject to Options or Restricted Stock that are then outstanding.

                (h)        All outstanding Options and Restricted Stock have been duly authorized and validly issued and were issued in compliance with all applicable federal and state securities laws. Except as disclosed in Schedule 3.2(h) of the Company Disclosure Schedules, each Option has been issued at not less than 100% of fair market value on the date of grant. All shares of Company Common Stock subject to issuance upon exercise, conversion and/or exchange of Options, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

                (i)        No Option or Restricted Stock will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Except as set forth on Schedule 3.2(i) of the Company Disclosure Schedule or as otherwise provided under Section 1.8, neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting or lapse of restrictions (including any right to acceleration of vesting or lapse of restrictions that is contingent upon the occurrence of a subsequent event) in favor of any holder of Options or Restricted Stock or (ii) any additional benefits for any holder of Options or Restricted Stock. Each holder of an Option or Other Purchase Right has been or will be given, or shall have properly waived, any required notice of the Merger prior thereto, and all such rights of notice will terminate at or prior to the Effective Time.

                (j)        Except as set forth in Schedule 3.2(j) of the Company Disclosure Schedules and except for the repurchase at cost of shares of Company Common Stock from employees of the Company and its Subsidiaries in connection with the termination of their employment, the Company has not repurchased or otherwise reacquired any of its securities. The repurchase of any such securities was duly approved and authorized by the Board of Directors and complied in all respects with applicable law, and the Company has no liability, contingent or otherwise, to make any payments with respect to any such repurchased securities. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of the Company’s securities.

                (k)        The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights. The Company does not have outstanding any bonds, debentures, notes, Indebtedness or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

        Section 3.3.         Subsidiaries. (a) Except as disclosed in Schedule 3.3(a)(i) of the Company Disclosure Schedules, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any securities (excluding investment grade securities held by the Company), capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. Schedule 3.3(a)(ii) of the Company Disclosure Schedules contains a complete list of investment grade securities held by the Company as of the close of business on April 30, 2007.

                (b)        Schedule 3.3(b) of the Company Disclosure Schedules contains a true and complete list of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding capital stock of such Subsidiary and the owner(s) of record of such outstanding capital stock. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary of the Company free and clear of all Liens.

                (c)        Each Subsidiary of the Company is validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for such failure to be so qualified which, when taken together with all other such failures to be so qualified, would not result in a Material Adverse Effect.

                (d)        Other than the shares of capital stock set forth in Schedule 3.3(d) of the Company Disclosure Schedules, no Subsidiary of the Company has outstanding securities of any kind. No Subsidiary of the Company is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire the securities of any such Subsidiary.

                (e)        No Subsidiary of the Company has outstanding any bonds, debentures, notes, Indebtedness or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

                (f)        There are no obligations, contingent or otherwise, of the Company or any Subsidiary of the Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity.

        Section 3.4.         Authority. The Company has the requisite corporate power and authority to enter into this Agreement and, subject in the case of the Agreement to obtaining the Company Stockholder Approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of the Company, subject to obtaining the Company Stockholder Approval and, subject in the case of the Agreement to obtaining the Company Stockholder Approval, no other corporate action is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 3.5.         No Conflict; Required Filings and Consents.

                (a)        The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (i) conflict with or violate in any material respect any law, regulation, court order, judgment or decree or Regulatory Laws applicable to the Company or by which each of its properties are bound or subject, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of the Company or the provisions of any of the Company’s Subsidiaries Charter Documents, or (iii) except as set forth in Schedule 3.5 of the Company Disclosure Schedules, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a material Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to any of the terms, conditions or provisions of any Contract, agreement, indenture, note, bond, mortgage, deed of trust, agreement, Employee Plan, lease or other instrument or obligation of any kind, including any material permit, license or certificate or franchise to which the Company or any of its Subsidiaries is a party, of which the Company or any of its Subsidiaries is the beneficiary or by which the Company or any of its Subsidiaries or any of their respective properties are bound or subject, except, with respect to clause (iii) above, where any such conflict, violation, breach or default would not, individually or in the aggregate, result in a Material Adverse Effect. Schedule 3.5 of the Company Disclosure Schedules sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Company Material Contract to which the Company or any of its Subsidiaries is a party (collectively, “Consents”) in order to preserve all rights of, and benefits to, the Surviving Corporation and its Subsidiaries thereunder.

                (b)        Except for applicable requirements of the Exchange Act, and filing of the Certificate of Merger and other documents required by the DGCL, the Company is not required to prepare or submit any application, notice, report or other filing with, or obtain any consent, authorization, approval, registration or confirmation from, any Governmental Entity or third party in connection with the execution, delivery or performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

      Section 3.6.         SEC Filings; Financial Statements.

                (a)        The Company has timely filed all forms, reports, documents, proxy statements and exhibits required to be filed or furnished with the SEC (collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect at the time they were filed (or, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) and (ii) did not at the time they were filed (or, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) and do not, as amended and supplemented, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (b)        The consolidated financial statements (including any notes thereto) contained in the Company SEC Reports complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q under the Exchange Act and except as may be indicated in the notes thereto) and fairly presented in all material respects, the financial position of the Company as of the respective dates thereof and the statements of operations and cash flows of the Company for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

                (c)        The Company has furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

                (d)        Except for those liabilities and obligations that are reflected or reserved against on the balance sheet contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Company 2006 Form 10-K”) or in the footnotes to such balance sheet, the Company has no material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for liabilities or obligations incurred since December 31, 2006 in the ordinary course of business consistent with past practice or (ii) in connection with this Agreement. Except as disclosed in Schedule 3.6(d) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a)(iv) of Regulation S-K)).

                (e)        The Company is in compliance, and has complied, in all material respects, with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act or the Exchange Act (collectively, “Sarbanes-Oxley”) and the applicable listing and corporate governance rule and regulations of The NASDAQ Stock Market. The Company has made available to Parent and Merger Sub copies of all certificates delivered by officers and employees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer, to the Company Board or any committee thereof pursuant to the certification requirements relating to the Company 2006 Form 10-K.

                (f)        The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company is made known to the management of the Company by others within those entities and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Company’s ability to record, process summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who, in each case, have a significant role in the Company’s internal controls. The disclosure controls and procedures referenced in clause (i) above are effective to provide reasonable assurance that information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and the Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

                (g)        The Company has established and maintained internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). Such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which materially adversely affects the Company’s ability to record, process, summarize and report financial data. To the knowledge of the Company, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

        Section 3.7.         Absence of Certain Changes or Events.    Since December 31, 2006, except as contemplated by this Agreement or as set forth in Schedule 3.7 of the Company Disclosure Schedules:

                (a)        there has not been any Effect that, individually or in the aggregate, has resulted in, a Material Adverse Effect;

                (b)        there has not been any event, action or occurrence, that, if taken after the date hereof without the consent of Parent and Merger Sub, would violate Section 4.1(c), (f), (g), (h), (j), (k), (m) or (n) hereof;

                (c)        neither the Company nor any of its Subsidiaries has amended or otherwise modified its Charter Documents;

                (d)        neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

                (e)        neither the Company nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities except for the grant of Options and the issuance of shares of Company Common Stock upon exercise of Options, in each case, in the ordinary course of business consistent with past practice;

                (f)        neither the Company nor any of its Subsidiaries has altered any term of any outstanding securities;

                (g)        neither the Company nor any of its Subsidiaries has created or assumed any Lien on any material asset, except for Permitted Liens, Liens arising under lease financing arrangements existing as of December 31, 2006 and Liens for taxes not yet due and payable with respect to which the Company maintains adequate reserves;

                (h)        neither the Company nor any of its Subsidiaries has made any loan, advance or capital contribution to, or investment in, any Person except for travel loans or advances in the ordinary course of business consistent with past practice;

                (i)        neither the Company nor any of its Subsidiaries has entered into any Company Material Contract other than in ordinary course of business consistent with past practice;

                (j)        (i) no Company Material Contract has been modified in any material respect, (ii) no material rights under any Company Material Contract have been waived or accelerated and (iii) no Contract that would be required to be listed as a Company Material Contract pursuant to Section 3.16 hereof if such Contract were in effect on the date hereof has been terminated or cancelled, other than, with respect to clauses (i), (ii) and (iii) above, in the ordinary course of business consistent with past practice;

                (k)        neither the Company nor any of its Subsidiaries has sold, transferred, pledged or assigned, and there has been no material reduction in the value of, any Company Intellectual Property;

                (l)        there has not been any labor dispute, except for individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries;

                (m)        there has not been any violation of or conflict in any material respect with any law to which the business, operations, assets or properties of the Company or any of its Subsidiaries are subject;

                (n)        there has not been any material damage, destruction or loss with respect to the property and assets of the Company or any of its Subsidiaries, whether or not covered by insurance;

                (o)        there has not been any revaluation of the Company’s or any of its Subsidiaries’ material assets, including writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

                (p)        neither the Company nor any of its Subsidiaries has made any material change in accounting practices unless required by a change in applicable law or GAAP; or

                (q)        neither the Company nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

        Section 3.8.         Litigation.    Except as set forth in Schedule 3.8 of the Company Disclosure Schedules, there are no material claims, actions, suits, arbitrations, grievances, proceedings or investigations pending (each, an “Action”) or, to the knowledge of the Company, threatened (i) against the Company or any of its Subsidiaries or any of their respective properties or rights or any of their respective officers or directors in their capacity as such, before any Governmental Entity or (ii) that challenge or seek to prevent, enjoin or otherwise delay the Merger, nor are there any internal investigations (other than investigations in the ordinary course of the Company’s compliance programs) being conducted by the Company nor have any acts of alleged misconduct by the Company or any of its Subsidiaries been reported to the Company, in each case which would result in a Material Adverse Effect. To the knowledge of the Company, no event has occurred or circumstances exist that would reasonably be expected to give rise or serve as a basis for any such Action. Neither the Company or any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree and there is no unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. There is no Action against any current or former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation.

      Section 3.9.         Employee Benefit Plans.

                (a)        Schedule 3.9 of the Company Disclosure Schedules sets forth a list of all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other material employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, severance, compensation, deferred compensation and other similar fringe or employee benefit plans, programs, agreements or arrangements (other than workers’ compensation, unemployment compensation and other government programs) sponsored, maintained, contributed to or required to be contributed, or entered into to by the Company or any of its Subsidiaries or any other entity, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” for purposes of Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) for the benefit of, or relating to, any current or former employee, director or other independent contractor of, or consultant to, the Company or any of its Subsidiaries (together, the “Employee Plans”). Schedule 3.9 of the Company Disclosure Schedules separately identifies certain multiemployer plans which are sponsored and administered by ADP TotalSource, Inc. and adopted by Company for the benefit of its employees (“PEO Plans”).

                (b)        The Company has made available to Parent and Merger Sub true and complete copies of (i) all Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with all related schedules, if any, (v) the “summary plan description” (as defined in ERISA), if any, and all modifications thereto communicated to employees, and (vi) the two most recent annual and periodic accountings of related plan assets, if any.

                (c)        Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a material penalty assessed pursuant to Section 502(i) of ERISA or material a tax liability imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan.

                (d)        Except as set forth on Schedule 3.9 of the Company Disclosure Schedules, all Employee Plans have been approved and administered in all material respects in accordance with their terms and are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code.

                (e)        There are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan, and no Employee Plan is the subject of any pending or, to the knowledge of the Company, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor (the “DOL”) or any other Governmental Entity. No matters are pending with respect to any Employee Plan under any Internal Revenue Service or DOL correction program.

                (f)        Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination letter (or is a prototype document for which the opinion letter of the sponsor may be relied upon) from the Internal Revenue Service to such effect or (ii) is still within the “remedial amendment period,” as described in Section 401(b) of the Code and the regulations thereunder. No fact exists or is reasonably expected to arise with respect to each such Employee Plan that could cause the loss of such qualification or exemption or the imposition of any material obligation, lien, penalty, or Tax under ERISA or the Code. Each such Employee Plan has been timely amended to comply in all material respects with current law.

                (g)        All contributions or payments required to be made before the Effective Time under the terms of any Employee Plan will have been made or accrued by the Effective Time. All monies withheld from employee paychecks with respect to Employee Plans have been transferred to the appropriate Employee Plan in a timely manner as required by applicable law.

                (h)        Neither the Company nor any Subsidiary has incurred any obligation for any excise, income or other Taxes with respect to any Employee Plan, other than the employer’s shares of payroll taxes paid in the regular course of business, and, to the knowledge of the Company, no event has occurred and no circumstance exists or has existed that could give rise to any such obligation.

                (i)        Neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates sponsors, maintains or contributes to, nor has any of them ever sponsored, maintained or contributed to, or had any obligation with respect to, any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

                (j)        No Employee Plan provides coverage for medical, surgical, hospitalization or similar health benefits or death benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law or benefits in the nature of severance pay with respect to one or more of the agreements set forth on Schedules 3.16 or 3.17 of the Company Disclosure Schedules.

                (k)        Except as set forth in Schedule 3.9 of the Company Disclosure Schedules, neither the execution and delivery of this Agreement and any related documents nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (i) result in payment (including any severance, unemployment compensation or golden parachute payment) becoming due from the Company or any Subsidiary under any of the Employee Plans, (ii) increase any benefits payable under any of the Employee Plans, including acceleration of the time of payment or vesting of any compensation, (iii) require the Company or any of its Subsidiaries to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment, (iv) result in any payments or benefits under any Employee Plan or other agreement of the Company or any Subsidiary that may be considered “excess parachute payments” under Section 280G of the Code, or (v) result in any employee other than employees of the Company or any Subsidiary becoming eligible to participate in any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code without the affirmative consent of any Affiliate. No payments or benefits under any Employee Plan or other agreement of the Company or any Subsidiary are, or are expected to be, subject to the disallowance of a deduction under Section 162(m) of the Code.

                (l)        Except as set forth on Schedule 3.9 of the Company Disclosure Schedules, subject to applicable notice provisions imposed by law, all Employee Plans may be amended or terminated without penalty or increased liability (other than for benefits accrued to date of amendment or termination under such plan) at any time.

                (m)        Each Employee Plan that is subject to Section 409A of the Code has been maintained and operated in good faith based on the proposed regulations and related Internal Revenue Service guidance issued with respect to Section 409A of the Code and has been, or will be prior to the Effective Time, amended to comply with Section 409A of the Code, and no Plan subject to Section 409A of the Code triggers the imposition of penalty taxes under Section 409A of the Code.

                (n)        With respect to any Employee Plans maintained outside of the United States, except as disclosed on Schedule 3.9 of the Company Disclosure Schedules, there are no material unfunded obligations or liabilities with respect thereto, and all such Employee Plans have been maintained, administered and funded in compliance in all material respects with all applicable foreign laws.

                (o)        Except for determination letters issued by the Internal Revenue Service with respect to plans intended to qualify under Section 401(a) of the Code, neither the Company or any of its Subsidiaries nor any ERISA Affiliate of the Company or any of its Subsidiaries is a party to any material agreement or understanding, whether written or unwritten, with the Internal Revenue Service, the DOL or the Pension Benefit Guaranty Corporation in regard to any Employee Plan.

        Section 3.10.         Information Supplied.    None of the information to be supplied by the Company, specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock and on the date of any Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the date of the Company Stockholders’ Meeting, any event with respect to the Company, or with respect to information supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by the Company, and provided in writing to Parent and Merger Sub. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act and the respective rules and regulations thereunder, and each such document required to be filed with any Governmental Entity will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by either Merger Sub or Parent for inclusion in the Proxy Statement.

        Section 3.11.         Conduct of Business; Permits; Compliance with Laws.    The businesses of the Company and its Subsidiaries are not being (and, since January 1, 2004, have not been) conducted in default or violation of any term, condition or provision of (i) the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, (ii) any note, bond, mortgage, indenture or other Indebtedness or any material Contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) any federal, state or material county, regional, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries or any of their respective businesses, including, without limitation, Regulatory Laws, except, with respect to clauses (ii) and (iii) above, where such default or violation would not result in a Material Adverse Effect. The permits, licenses, approvals, certifications, consents, franchises and authorizations from any Governmental Entity, including, without limitation, those obtained under Regulatory Laws (collectively, “Permits”) held by the Company or any of its Subsidiaries are valid, sufficient and in full force and effect for all business presently by the Company or any of its Subsidiaries, except where failure to hold any such Permit would not result in a Material Adverse Effect. The Company has not received any written claim or notice that it or any of its Subsidiaries is not in compliance with, or, to the knowledge of the Company, is not in compliance with, the terms of any such Permits or any requirements, standards and procedures of the Governmental Entity which issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance would not result in a Material Adverse Effect. None of the Permits will lapse, terminate or otherwise cease to be valid as a result of the consummation of the transactions contemplated hereby.

        Section 3.12.         Taxes.

                (a)        The Company and each of its Subsidiaries have duly and timely filed all material Tax Returns required to be filed by or with respect the Company and each of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects.

                (b)        The Company and each of its Subsidiaries have timely paid all material Taxes required to be paid by or with respect the Company and each of its Subsidiaries (whether or not shown as due on a Tax Return).

                (c)        The Company has made adequate provision in the consolidated financial statements of the Company (in accordance with GAAP) for all Taxes of the Company and each of its Subsidiaries not yet due.

                (d)        The Company and each of its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it.

                (e)        Neither the Company nor any of its Subsidiaries has received notice (written or oral) of any pending or threatened audit, proceeding, examination or litigation or similar claim that has been commenced or is presently pending with respect to any material Taxes or material Tax Return of the Company.

                (f)        No written claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

                (g)        No material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries; and no requests for waivers of the time to assess any material amount Taxes are pending.

                (h)        There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

                (i)        Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of any material amount of Taxes imposed on or with respect to any individual or other person, and the Company or any of its Subsidiaries (A) has not been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return or (B) does not have any liability for the Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, or by Contract, operation of law, or otherwise.

                (j)        The federal income Tax Returns of the Company have been examined by and settled with the Internal Revenue Service (or the applicable statutes of limitation have lapsed) for all years through and including December 31, 2002. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

                (k)        Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

                (l)        There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Liens which arise by operation of Law with respect to current Taxes not yet due and payable.

                (m)        Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (B) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (C) ruling received from the Internal Revenue Service.

                (n)        The Company has previously delivered or made available to Parent or Merger Sub complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda, and similar documents issued by any Tax authority relating to the United States Federal, state, local or foreign Taxes due from or with respect to the Company and its Subsidiaries and (ii) any closing agreements entered into by the Company or any of its Subsidiaries with any Tax authority, in each case dated on or after January 1, 2003.

                (o)        Neither the Company nor any of its Subsidiaries is and has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                (p)        The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

                (q)        Since January 1, 2002, no claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file or has not filed Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

        Section 3.13.         Environmental Matters.    The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. The Company has not received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance.

        Section 3.14.          Real Property; Title to Assets; Liens.

                (a)        Leased Real Property.

                (i)        Set forth in Schedule 3.14 of the Company Disclosure Schedules is a list of all real property leased by the Company or any of its Subsidiaries. Each of the leases relating to Leased Real Property is a valid and current leasehold interest of the Company or a Subsidiary of the Company. The Leased Real Property listed on Schedule 3.14 of the Company Disclosure Schedules includes all rights, title and interests in Real Property used in or necessary for the conduct of the businesses and operations of the Company and its Subsidiaries as currently conducted.

                (ii)        Except as disclosed on Schedule 3.14 of the Company Disclosure Schedules, each Leased Real Property is free of subtenancies and other use and occupancy rights and Liens (other than Permitted Liens), and each of the Real Property Leases relating to the Leased Real Property is a valid and binding obligation of the Company or a Subsidiary of the Company and, to the knowledge of the Company, each other party thereto, enforceable against the Company or a Subsidiary of the Company and, to the knowledge of the Company, each other party thereto in accordance with its terms; except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium as other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

                (iii)        True, correct and complete copies of the Real Property Leases and every other lease, sublease or property right with respect to the Leased Real Property (excluding any Real Property Lease or other lease, sublease or property right with respect to the Leased Real Property requiring payment by the Company or any of its Subsidiaries of less than $20,000 per year and with a remaining term of less than one year from the date hereof) have been made available to Parent and Merger Sub prior to the date hereof and have not been amended or modified since that date.

                (iv)        Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party to each Real Property Lease is in breach or default under such Real Property Lease, except where such breach or default would not result in a Material Adverse Effect. Except as disclosed in Schedule 3.14 of the Company Disclosure Schedules, the Company or one of its Subsidiaries has peaceful, undisturbed and exclusive possession of the Leased Real Property and there are no leases, subleases, licenses, concessions or other contract grants to any third party of the right of use or occupancy of any portion of the Leased Real Property.

(v) There are no brokerage or similar commissions relating to any of the Real Property Leases that are due and unpaid by the Company or one of its Subsidiaries.

                (vi)        Except as disclosed in Schedule 3.14 of the Company Disclosure Schedules, no consent by any landlord or sublandlord under the Real Property Leases is required in connection with the consummation of the transaction contemplated herein.

                (vii)        None of the Leased Real Property or fixtures or trade fixtures located therein has been pledged or assigned by the Company or any of its Subsidiaries or is subject to any Liens (other than pursuant to this Agreement or Permitted Liens).

                (b)        Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

                (c)        Personal Property.

                (i)        The Company and its Subsidiaries have good and marketable fee title to, or, in the case of material leased assets, has good and valid leasehold interests in, all of their respective other material tangible and intangible assets, used or held for use in, or which are necessary to conduct, the businesses of the Company and its Subsidiaries in all material respects as currently conducted, free and clear of any Liens, except Permitted Liens. With respect to personal properties and assets that are leased, all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in violation in any material respect of any of the terms of any such lease.

                (ii)        Schedule 3.14(c) of the Company Disclosure Schedules sets forth a complete and accurate list of all the personal properties and assets owned, leased or used by the Company or any of its Subsidiaries or otherwise used in the businesses of the Company and its Subsidiaries as of the date of this Agreement, with a book value in excess of $50,000, specifying whether and by whom each such asset is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.

        Section 3.15.         Intellectual Property.

                (a)        Schedule 3.15(a) of the Company Disclosure Schedules sets forth a true, correct and complete list (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property Rights that are owned by the Company and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) (collectively, the “Company Owned Intellectual Property”); provided that Schedule 3.15(a) of the Company Disclosure Schedules is not required to list items of Company Owned Intellectual Property which are both (i) immaterial to the Company and its Subsidiaries and (ii) not registered or the subject of an application for registration. The Company or its Subsidiaries, as the case may be, are the sole and exclusive beneficial and record owners and owns the entire right, title and interest of all of the Intellectual Property Rights required to be set forth in Schedule 3.15(a) of the Company Disclosure Schedules free and clear of all Liens.

                (i)        All Company Registered Items are in good standing, held in compliance in all material respects with all applicable legal requirements and enforceable by the Company and/or one or more of its Subsidiaries.

                (ii)        The Company is not aware of any challenges with respect to the validity or enforceability of any Company Intellectual Property. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any material Company Intellectual Property.

                (b)        To the knowledge of the Company, none of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed, by the Company or any of its Subsidiaries, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. To the knowledge of the Company, neither the Company nor any of its Subsidiaries, by conducting its business as currently conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party.

                (c)        Except as set forth in Schedule 3.15(c) of the Company Disclosure Schedules, to the knowledge of the Company, no Person has infringed or is infringing any Company Intellectual Property or has otherwise misappropriated or is otherwise misappropriating any Company Intellectual Property.

                (d)        Schedule 3.15(d) of the Company Disclosure Schedules lists all material licenses, sublicenses and other Contracts (excluding any licenses, sublicenses and other Contracts requiring the payment of the Company or any of its Subsidiaries of less than $50,000 per year of license, sublicense or maintenance fees) (“In-Bound Licenses”) pursuant to which a third party authorizes the Company or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property Rights owned by such third party, including the incorporation of any such Intellectual Property Rights into the Company’s or any of its Subsidiaries’ products and, with respect to each In-Bound License, (i) whether the In-Bound License is exclusive or non-exclusive and (ii) whether any license fees or royalties are owing by the Company or any of its Subsidiaries to the licensor.

                (e)        Schedule 3.15(e) of the Company Disclosure Schedules lists all material licenses, sublicenses and other Contracts (“Out-Bound Licenses”) pursuant to which the Company or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any material Company Owned Intellectual Property or pursuant to which the Company or any of its Subsidiaries grants rights to use or practice any rights under any material Intellectual Property Rights owned by a third party and, with respect to each Out-Bound License, (i) whether the Out-Bound License is exclusive or non-exclusive and (ii) whether there are any license fees or royalties owing by the licensee to the Company or any of its Subsidiaries.

                (f)        The Company and/or one or more of its Subsidiaries (i) exclusively own the entire right, interest and title to all Company Owned Intellectual Property that is used in or necessary for the businesses of the Company and its Subsidiaries as they are currently conducted free and clear of Liens, and (ii) otherwise rightfully use or otherwise enjoy the Intellectual Property Rights subject to the In-Bound Licenses. The Company Owned Intellectual Property and the Company’s and its Subsidiaries’ rights under the In-Bound Licenses (collectively, the “Company Intellectual Property”), together with the Company’s and its Subsidiaries’ rights under licenses, sublicenses and other Contracts other than the In-Bound Licenses pursuant to which a third party authorizes the Company or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property Rights owned by such third party, constitute all the material Intellectual Property Rights used in and necessary for the operation of the Company’s and its Subsidiaries’ businesses as they are currently conducted.

                (g)        The Company and its Subsidiaries have taken reasonable steps to protect and preserve the confidentiality of all material Intellectual Property Rights owned by the Company or any of its Subsidiaries. Any receipt or use by, or disclosure to, a third party of any material Intellectual Property Rights owned by the Company or any of its Subsidiaries has been pursuant to the terms of binding written confidentiality agreement between the Company or such Subsidiary and such third party (“Non-Disclosure Agreement”). The Company and its Subsidiaries are, and to the knowledge of the Company, all other parties thereto are, in compliance in all material respects with the provisions of the Non-Disclosure Agreements. Except as set forth in Schedule 3.15(g) of the Company Disclosure Schedules, the Company and its Subsidiaries are in compliance in all material respects with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized the Company or any of its Subsidiaries to use, Intellectual Property Rights owned by such third party.

                (h)        To the knowledge of the Company, no current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Company Intellectual Property.

                (i)        The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of the Company’s or any of its Subsidiaries’ rights to own any of its material Intellectual Property Rights or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property Rights.

                (j)        Software.

                (i)               The Software owned, or purported to be owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Software”), was either (A) developed by employees of the Company or one or more of its Subsidiaries within the scope of their employment by the Company or such Subsidiary, (B) developed by independent contractors who have assigned all of their right, title and interest therein to the Company or one of its Subsidiaries pursuant to written agreements or (C) otherwise acquired by the Company or one of its Subsidiaries from a third party pursuant to a written agreement in which such third party assigns all of its right, title and interest therein.

                (ii)               To the knowledge of the Company, each of the Company’s and its Subsidiaries’ existing and currently supported and marketed Software products is free of all viruses, worms, trojan horses and material known contaminants and does not contain any bugs, errors, or problems that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

                (k)        The Company does not collect or disseminate any personal information of its customers.

                (l)        As used herein, “Intellectual Property Rights” means all U.S. and foreign (i) patents, provisional patents, patent applications, design patents, PCT filings, invention disclosures, other rights to inventions or designs and all related continuations, continuations-in-part, divisionals, reissues and re-examinations thereof (“Patents”), (ii) trademarks and service marks (whether or not registered), trade names, domain names, logos, slogans, trade dress, other proprietary indicia and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) all registered and unregistered copyrights and copyrightable subject matter in both published and unpublished works (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), including any and all software implementation of algorithms, models and methodologies, databases, compilations and data, design documents, flow-charts, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all confidential information, know-how, inventions (whether or not patentable), processes, formulae, models, technical data, customer lists, designs, tools, ideas, methodologies, product road maps, moral rights and literary property or author rights, (vii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright, (viii) all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing, (ix) all rights in the foregoing and in other similar intangible assets, including all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property Rights set forth in clauses (i) through (vii) in any country of the world and (x) all rights and remedies against infringement, misappropriation, or other violation thereof.

        Section 3.16.          Material Contracts.

                (a)        Except as set forth in Schedule 3.16(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or bound by:

                (i)        any “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

                (ii)        any Contract for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that involves future aggregate annual payments by the Company or any of its Subsidiaries of $200,000 or more;

                (iii)        any Contract (A) for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, equipment or other tangible assets, and that involves (1) a specified annual minimum dollar sales amount by the Company or any of its Subsidiaries of $200,000 or more, or (2) aggregate payments to the Company or any of its Subsidiaries of $200,000 or more, or (B) pursuant to which the Company or any of its Subsidiaries received payments for the performance of services of more than $500,000 in the year ended December 31, 2006 or expects, pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is currently a party, to receive payments for the performance of services of more than $500,000 in the year ending December 31, 2007;

                (iv)        any Contract that continues over a period of more than six months from the date hereof and involves payments to or by the Company or any of its Subsidiaries exceeding $200,000, except for arrangements disclosed pursuant to the preceding subparagraphs (ii) and (iii);

                (v)        any non-competition agreement or any other Contract which purports to limit in any material respect the manner in which, or the localities in which, the businesses of the Company or any of its Subsidiaries may be conducted;

                (vi)        any Affiliate Transaction or any Contract, including any employment, consulting, compensation, retirement, loan, termination or severance arrangements, with any current 5% or greater stockholder, director or officer of the Company or any of its Subsidiaries;

                (vii)        any joint venture, product development, research and development or limited partnership agreements, Contracts or arrangements involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person;

                (viii)        any Contract relating to any Indebtedness, mortgages, deeds of trust, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing or guarantee of money or extension of credit by or to the Company or any of its Subsidiaries, in any case in excess of $200,000;

(ix) any standby letter of credit, pledge, performance or payment bond, guarantee arrangement or surety bond of any nature involving amounts in excess of $200,000;

                (x)        any other Contracts whose terms exceed one year and are not cancelable by the Company or any of its Subsidiaries on notice of 90 or fewer days without payment by the Company after the date hereof of more than $100,000;

                (xi)        any Contract for the sale of any of the assets of the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $250,000;

(xii) any voting or other agreement governing how any shares of Company Common Stock shall be voted;

(xiii) other than any Contract with clients of the Company or any of its Subsidiaries, any Contract that provides for indemnification by the Company or any of its Subsidiaries of any other Person;

(xiv) any Contract that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

                (xv)        any Contract pursuant to which (A) the Company or any of its Subsidiaries purchases components for inclusion into its products except for components purchased solely on a purchase order basis or (B) pursuant to which a third party manufactures or assembles products on behalf of the Company or any of its Subsidiaries;

(xvi) any Contract that is a distribution, dealer, representative or sales agency Contract;

                (xvii)        any Contract that is a (A) Real Property Lease or (B) Contract for the lease of personal property, in either case which provides for payments to or by the Company or any of its Subsidiaries in any one case of $50,000 or more annually or $100,000 or more over the term of the lease;

(xviii) any Contract with any Governmental Entity;

(xix) any Contract for a charitable or political contribution in any one case in excess of $25,000 or any such Contracts in the aggregate greater than $50,000;

(xx) any Contract for any capital expenditure or leasehold improvement in any one case in excess of $100,000 or any such Contracts in the aggregate greater than $200,000; and

(xxi) any Contract that is a collective bargaining Contract or other Contract with any labor organization, union or association.

                (b)        Schedule 3.16(b) of the Company Disclosure Schedules sets forth those Contracts to which the Company or any of its Subsidiaries is a party or bound by in effect with respect to the current provision of services by the Company or any of its Subsidiaries for any of the top ten (10) clients of the Company or any of its Subsidiaries, taken as a whole, measured by revenue generation in 2006. The Contracts required to be disclosed on Schedule 3.15(d), Schedule 3.15(e), Schedule 3.16(a) and Schedule 3.16(b) of the Company Disclosure Schedules are collectively referred to herein as “Company Material Contracts”.

                (c)        Each Company Material Contract is (i) enforceable in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium as other similar laws, now or hereafter in effect, relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought; (ii) is valid and binding on the Company or a Subsidiary of the Company, as the case may be, and, to the knowledge of the Company, each other party thereto; and (iii) is in full force and effect. The Company or a Subsidiary of the Company, as the case may be, and, to the knowledge of the Company, each other party thereto, has performed in all material respects all obligations required to be performed by it to date under each Company Material Contract. Neither the Company or any of its Subsidiaries, as the case may be, nor, to the knowledge of the Company, any other party thereto, has violated or defaulted under, in any material respect, or terminated, nor has the Company or any of its Subsidiaries, as the case may be, or, to the knowledge of the Company, any other party thereto, given or received written notice of, any material violation or default or termination under any Company Material Contract. To the knowledge of the Company, no event has occurred which with or without the giving of notice or lapse of time, or both, would reasonably be expected to result in a conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Company Material Contract. The Company has provided, or made available, to Parent and Merger Sub true and correct copies of each of the Material Contracts.

        Section 3.17.         Insurance.   (a) Schedule 3.17(a) of the Company Disclosure Schedules sets forth (i) a list of those policies of commercial property, commercial auto, liability, workers compensation and any other insurance, binder of insurance and fidelity bond which covers the Company and its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Insurance Policies”) and (ii) a list of all pending claims and the claims history for the Company and each Subsidiary during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. Each Insurance Policy, subject to its terms and conditions, is in full force and effect and is valid, outstanding and enforceable in accordance with their terms and will continue in full force and effect with respect to the Company and its Subsidiaries following the Merger, and all premiums due thereon have been paid in full or, with respect to premiums not yet due, accrued, unless otherwise indicated in Schedule 3.17(a) of the Company Disclosure Schedules. Except as indicated in Schedule 3.17(a) of the Company Disclosure Schedules, no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to the Company’s knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

                (b)        The Insurance Policies are sufficient for compliance with each Company Material Contract to which the Company or any of its Subsidiaries is a party or by which it is bound.

                (c)        Neither the Company nor any of its Subsidiaries has received a written notice of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Insurance Policy. To the knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Insurance Policy or entitle any insurer to terminate or cancel any Insurance Policy. The Company has no knowledge of any material premium increase with respect to, any Insurance Policy and none of such Insurance Policies provides for retroactive premium adjustments.

        Section 3.18.         Collective Bargaining; Labor Disputes; Compliance.

                (a)        To the knowledge of the Company, since January 1, 2004, neither the Company or any of its Subsidiaries, nor their respective Employees, agents, or representatives has committed, admitted committing or been held in any judicial or administrative proceeding to have committed any material unfair labor practice as defined in the National Labor Relations Act. There are no labor agreements, shop agreements, work rules or practices, white papers, side agreements or collective bargaining agreements with any labor union, labor organization, trade union or works council to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is bound. No Employee of the Company or any of its Subsidiaries is represented by any labor union, labor organization, trade union, or works council.

                (b)        To the knowledge of the Company, neither the Company nor any of its Subsidiaries is currently, or has been since January 1, 2004, the subject of any labor union organizing activities, and to the knowledge of the Company, there have been no labor union organizing activities with respect to the Employees of the Company or any of its Subsidiaries since January 1, 2004. No labor union, labor organization, trade union, works council, or group of Employees has made a demand in writing for recognition or certification with respect to the Company or any of its Subsidiaries, and since January 1, 2004 there have been no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither the Company nor any of its Subsidiaries is currently, or has been since January 1, 2004, the subject of any strike, dispute, walk-out, work stoppage, slow down, lockout, or material arbitration or material grievance, involving the Company or any of its Subsidiaries nor, to the knowledge of the Company, has any such activity been threatened since January 1, 2004.

                (c)        There are no formal written personnel manuals, handbooks or policies applicable to Employees of the Company or any of its Subsidiaries, other than as set forth in Schedule 3.18(c) of the Company Disclosure Schedules.

                (d)        Except as set forth in Schedule 3.18(d) of the Company Disclosure Schedules, since January 1, 2004, neither the Company nor any of its Subsidiaries has entered into any employment-related Contracts, including but not limited to, employment agreements, consulting agreements, independent contractor agreements, severance agreements, separation agreements and/or Employee releases, retention agreements, termination agreements, confidentiality agreements, non-competition, proprietary information agreements, indemnification agreements, arbitration agreements, change in control agreements, lock-up agreements, deferred compensation agreements, retirement agreements, other Employee agreements, that require the Company or any of its Subsidiaries to pay an annual base salary in excess of $250,000.

                (e)        To the Company’s knowledge, except as set forth in Schedule 3.18(e) of the Company Disclosure Schedules, since January 1, 2004, neither the Company nor any of its Subsidiaries has received any written notice that any Employee of the Company or any Subsidiaries is in any material respect in violation of any term of any employment agreement, consulting agreement, severance agreement and/or Employee release, retention agreement, termination agreement, confidentiality agreement, non-competition or proprietary information agreement, indemnification agreement, arbitration agreement, change in control agreement, lock-up agreement, deferred compensation agreement, retirement agreement, other Employee agreement, or other obligation to a former employer of any such Employee relating (i) to the right of any such Employee to be employed by the Company or (ii) to the knowledge or use of trade secrets or proprietary information.

                (f)        To the Company’s knowledge, since January 1, 2004, the Company and its Subsidiaries have complied, in all material respects, with all federal, state, local and foreign laws, statutes, ordinances, directives and common law principles respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, the National Labor Relations Act, the Fair Labor Standards Act and other provisions relating to wages, hours, benefits, child labor, immigration, employment discrimination, disability rights or benefits, equal pay, equal employment opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, Employee leave issues, unemployment insurance, collective bargaining, payment and withholding of taxes in connection with employment and all applicable occupational safety and health acts and laws. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or discriminated on the basis of race, age, sex, disability, color, sexual orientation, veteran status or any other protected category in its employment conditions or practices with respect to its Employees, contractors, customers or suppliers. Except as set forth in Schedule 3.18(f) of the Company Disclosure Schedules, no action, suit, complaint, charge, grievance, arbitration, Employee proceeding or investigation by or before any federal, state, local or foreign court or Government Entity, including the Equal Employment Opportunity Commission, brought by or on behalf of any Employee, prospective Employee, former Employee, retired Employee, current or former consultant or contractor, labor organization or other representative of the Employees of the Company or any of its Subsidiaries has been brought or was pending against the Company or any of its Subsidiaries since January 1, 2004, or, to the knowledge of the Company, is threatened against the Company or any of its Subsidiaries relating to discrimination, harassment, wage payment, benefits, overtime, hours of work or other employment related matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any consent decree with, citation by, or any other order or determination by any Governmental Entity relating to the Employees of the Company or any of its Subsidiaries or employment practices relating to the Employees of the Company or any of its Subsidiaries. Since January 1, 2004, neither the Company nor any of its Subsidiaries has been delinquent in payments to any Employees or former Employees for any services or amounts required to be reimbursed or otherwise paid which are, individually or in the aggregate, of a material amount.

                (g)        To the knowledge of the Company, except as disclosed in Schedule 3.18(g) of the Company Disclosure Schedules, since January 1, 2004, neither the Company nor any of its Subsidiaries has received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against it, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other labor grievances or arbitration proceedings against it, (iii) notice of any charge or complaint with respect to or relating to it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to it or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in writing in any forum by or on behalf of any present or former Employee, contractor or consultant of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

                (h)        Since January 1, 2004, the Company and its Subsidiaries have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any state, local or foreign law relating to plant closings and layoffs. None of the Employees of the Company or its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the three-month period prior to the date of this Agreement.

        Section 3.19.         Transactions with Affiliates.    All currently existing transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, and the one hand, and the Company’s affiliates or other Persons, on the other hand (an “Affiliate Transaction”) that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K under the Securities Act have been so disclosed. There are no currently existing Affiliate Transactions that are required to be disclosed under the Exchange Act pursuant to Item 404 of Regulation S-K under the Securities Act which have not already been disclosed in the Company SEC Reports.

      Section 3.20.         Brokers.

        Except for the firm listed on Schedule 3.20 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent and Merger Sub true and complete information concerning the financial and other arrangements between the Company and the persons set forth on Schedule 3.20 of the Company Disclosure Schedules pursuant to which such firm(s) would be entitled to any payment as a result of the transactions contemplated hereby. No claim exists or will exist against the Company, any of its Subsidiaries or the Surviving Corporation or, based on any action by the Company or any of its Subsidiaries, against Parent for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby, except as otherwise provided for under this Agreement.

        Section 3.21.         Board Action.    The Company Board has, by the unanimous vote of all directors then in office, (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) resolved to recommend that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting; (iii) resolved to recommend that the stockholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger; (iv) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, advisable and in the best interests of the stockholders of the Company and (v) took all actions necessary to exempt this Agreement, and the transactions contemplated hereby, including the Merger, from Section 203 of the DGCL.

        Section 3.22.         Opinion of Financial Advisor.    The Company has received a written opinion of Savvian Advisors, LLC, dated May 13, 2007, to the effect that, as of the date hereof, the Merger Consideration to be received by the Company’s stockholders as provided herein is fair, from a financial point of view, to such stockholders.

        Section 3.23.         Control Share Acquisition.    No restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection,” “interested stockholder” or other similar anti-takeover statute or regulation, including, without limitation, Section 203 of the DGCL (each, a “Takeover Statute”), or any restrictive provision of the Certificate of Incorporation or By-Laws of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the Company Common Stock, the Merger, the Voting Agreement or any other transaction contemplated by this Agreement.

        Section 3.24.         Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote, in person or by proxy, is the only vote of the Company’s stockholders necessary (under applicable law or otherwise), to approve this Agreement, and the transactions contemplated by this Agreement, including the Merger (the “Company Stockholder Approval”).

        Section 3.25.         Accounts Receivable.    The accounts receivable of the Company and its Subsidiaries as set forth on the balance sheet contained in the Company 2006 Form 10-K for the fiscal year ended December 31, 2006 or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice. The allowance for collection losses on the balance sheet contained in the Company 2006 Form 10-K for the fiscal year ended December 31, 2006 and, with respect to accounts receivable arising since December 31, 2006, the allowance for collection losses shown on the accounting records of the Company and its Subsidiaries, have been determined in accordance with GAAP consistent with past practice. The accounts receivable reserves shown on the accounting records of the Company and its Subsidiaries are adequate.

        Section 3.26.         No Illegal Payments.    None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to the Company or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which the Company, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or “slush funds.”

        Section 3.27.         Suppliers and Customers.    Schedule 3.27 of the Company Disclosure Schedules sets forth (a) the names of the 10 suppliers or vendors with the greatest dollar volume of sales to the Company and its Subsidiaries in the years ended December 31, 2005 and December 31, 2006 and the 3-month period ended March 31, 2007 and (b) the names of the 10 clients with the greatest net revenues recognized by the Company or any of its Subsidiaries in the years ended December 31, 2005 and December 31, 2006 and the 3-month period ended March 31, 2007. As of the date of this Agreement, since December 31, 2006, except as set forth in Schedule 3.27 of the Company Disclosure Schedules, no client identified pursuant to clause (b) of the immediately preceding sentence has canceled or otherwise terminated its relationship with the Company and the Company’s Subsidiaries, or, to the knowledge of the Company, notified the Company of its intent to do so, other than in the ordinary course of business in accordance with the terms of its Contracts with the Company or any of the Company’s Subsidiaries.

        Section 3.28.         Bank Accounts.    Schedule 3.28 of the Company Disclosure Schedules sets forth the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

        Section 3.29.         Powers of Attorney.    Except as set forth in Schedule 3.29 of the Company Disclosure Schedules, there are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries in favor of any Person.

ARTICLE IV

COVENANTS AND AGREEMENTS

        Section 4.1.         Conduct of Business by the Company Pending the Merger.    The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent and Merger Sub shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not, take any action except (i) in the ordinary course of business and in a manner consistent with past practice in all material respects and in compliance in all material respects with all laws, Permits and Contracts, (ii) as contemplated by this Agreement or (iii) as set forth in Schedule 4.1 of the Company Disclosure Schedules; the Company will, and it shall cause its Subsidiaries to, preserve substantially intact the business organization of the Company and its Subsidiaries and will pay all applicable Taxes when due and payable; the Company will, and it shall cause its Subsidiaries to, use its commercially reasonable efforts to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with their respective clients and suppliers. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall, and it shall cause each of its Subsidiaries to maintain its books and records in accordance with past practice, and to use its commercially reasonable efforts to maintain in full force and effect all Permits; promptly notify Parent of any material event or occurrence not in the ordinary course of business; and, subject to the conduct of the businesses of the Company and its Subsidiaries prior to the Effective Time in the ordinary course of business and in a manner consistent with past practice in accordance with this Section 4.1, use its commercially reasonable efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects, as though such representations and warranties were made on and as of such date, and the Company shall use its commercially reasonable efforts to cause all of the conditions to the obligations of Parent and Merger Sub under this Agreement to be satisfied as soon as reasonably practicable following the date hereof.

        Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth in Schedule 4.1 of the Company Disclosure Schedules, the Company shall not, and it shall not permit any of its Subsidiaries to, without the prior written consent of Parent and Merger Sub:

                (a)        amend or propose to amend or, with respect to any of its Subsidiaries, cause to be amended or propose to be amended (i) the certificate of incorporation or by-laws of the Company or any of its Subsidiaries or (ii) any term of any outstanding security issued by the Company or any of its Subsidiaries;

                (b)        (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any securities, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities, other than in connection with the exercise of an Option or the payment of withholding Taxes in connection therewith, (iii) issue, sell, pledge, dispose of or encumber, or, with respect to any of its Subsidiaries, cause to issue, sell, pledge, dispose of or encumber, any (A) shares of capital stock of the Company or any of its Subsidiaries, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of the Company or any of its Subsidiaries, or (C) other securities of the Company or any of its Subsidiaries, other than shares of Company Common Stock issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof, or (iv) split, combine or reclassify any of its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

                (c)        acquire or agree to acquire, or, with respect to any of its Subsidiaries, cause to acquire or agree to acquire, (i) by merging or consolidating with, or by purchasing a substantial portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof; or (ii) any assets, including real estate, except, with respect to clause (ii) above, purchases of equipment and supplies in the ordinary course of business consistent with past practice;

                (d)        except in the ordinary course of business consistent with past practice, amend, modify, enter into or terminate, or, with respect to any of its Subsidiaries, cause to amend, modify, enter into or terminate, any Company Material Contract in any material respect, or waive, release or assign, or, with respect to any of its Subsidiaries, cause to waive, release or assign, any material rights or claims thereunder;

                (e)        outsource any material operations of the Company or any of its Subsidiaries;

                (f)        transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber, or, with respect to any of its Subsidiaries, cause to transfer, lease, license, sell, mortgage, pledge, dispose of, encumber, or permit to become subject to any Lien any material property or assets or cease to operate any material assets, other than sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

                (g)        except as required to comply with applicable law, an existing Contract disclosed on Schedule 4.1 of the Company Disclosure Schedules, or this Agreement, (i) establish, adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of (A) any Employee Plan or (B) any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee of the Company, or, with respect to any of its Subsidiaries, cause to adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any current or former director, officer or employee of any such Subsidiaries, other than in the case of employees of the Company or any of its Subsidiaries who are not executive officers or directors in the ordinary course of business consistent with past practice, (ii) increase or, with respect to any of its Subsidiaries, cause to increase the compensation or fringe benefits of, or pay any bonus to, any current or former director or, other than in the ordinary course of business consistent with past practice, current or former officer or other employee, (iii) other than benefits accrued through the date hereof and other than in the ordinary course of business for employees of the Company or any of its Subsidiaries, pay or, with respect to any of its Subsidiaries, cause to pay any benefit not provided for under any Employee Plan, (iv) other than bonuses earned through the date hereof and other than in the ordinary course of business consistent with past practice for employees of the Company or any of its Subsidiaries, grant any awards under any bonus, compensation, performance or other compensation plan or arrangement or Employee Plan; provided that there shall be no grant or award to any current or former director, officer or employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Employee Plan or agreements or awards made thereunder, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, Contract or Employee Plan or (vi) other than in the ordinary course of business, enter into any employment, severance or termination agreement;

                (h)        (i) incur or assume or, with respect to any of its Subsidiary, cause to incur or assume any Indebtedness, (ii) incur or modify, or, with respect to any Subsidiary, cause to incur or modify, any Indebtedness or other material liability, (iii) assume, guarantee, endorse or otherwise become liable, or, with respect to any of its Subsidiaries, cause to guarantee, endorse or otherwise become liable, for the obligations of any other Person, except in the ordinary course of business and consistent with past practice, (iv) repay any existing Indebtedness in advance of its maturity date or (v) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, or, with respect to any of its Subsidiaries, cause to make any loans, advances or capital contributions to, or investments in, any other Person;

                (i)        change any accounting methods, policies, practices or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required (as advised by its regular independent accountants) by a change in applicable law or GAAP;

                (j)        make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

                (k)        pay, discharge, satisfy, settle or compromise, or, with respect to any of its Subsidiaries, cause to pay, discharge, satisfy, settle or compromise, any claim, litigation, liability, obligation (absolute, asserted or unasserted, contingent or otherwise) or any legal proceeding, except for any settlement or compromise involving less than $100,000, but subject to an aggregate maximum of $100,000, including all fees, costs and expenses associated therewith;

                (l)        enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement, labor agreement, work rule or practice, or any other labor-related agreement or arrangement or, with respect to any of its Subsidiaries, cause to enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement, labor agreement, work rule or practice, or any other labor-related agreement or arrangement affecting any such Subsidiary;

                (m)        enter into, or, with respect to any of its Subsidiaries, cause to enter into, any agreement or arrangement with any of the officers or directors of the Company or any of its Subsidiaries or any “affiliate” or “associate” of any of such officers or directors of the Company or any of its Subsidiaries (as such terms are defined in Rule 405 under the Securities Act);

                (n)        enter into, or, with respect to any of its Subsidiaries, cause to enter into, any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

                (o)        make, authorize or agree or commit to make, or, with respect to any of its Subsidiaries, cause to make, authorize or agree or commit to make, any capital expenditures, or enter into any agreement or agreements providing for payments, which in any one case exceeds $100,000 or capital expenditures which in the aggregate exceed $200,000;

                (p)        cancel any debts or waive any claims or rights of substantial value;

                (q)        except as otherwise contemplated by this Agreement, amend any Option, Restricted Stock or Other Purchase Right or authorize cash payments in exchange for any of the foregoing;

                (r)        make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business or as otherwise required by law;

                (s)        be party to recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries;

                (t)        take any material actions outside the ordinary course of business; or

                (u)        enter into or, with respect to any of its Subsidiaries, cause to enter into, a Contract to do any of the foregoing, or to authorize, recommend, propose or publicly announce an intention to do any of the foregoing (a)-(t) of this Section 4.1.

      Section 4.2.         No Solicitations.

                (a)        Subject to Section 4.2(b), the Company agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, it shall not, and it will cause it Subsidiaries and its and their officers, directors, employees, advisors and agents (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) not to, directly or indirectly, (i) solicit, initiate, encourage or seek, directly or indirectly, any inquiry or proposal that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to or in connection with a Company Acquisition Proposal, engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise intentionally facilitate any effort or attempt to make or implement a Company Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Company Acquisition Proposal, (iv) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Company Acquisition Proposal or (v) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company will immediately cease and terminate, and it will cause it Subsidiaries and its and their officers, directors, employees, advisors and agents (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) to cease and terminate, any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to (or reasonably likely to lead to) any Company Acquisition Proposal (except with respect to the transactions contemplated by this Agreement).

                (b)        Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Company Board (or any authorized special committee thereof) from, prior to the adoption of this Agreement by the holders of Company Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person, if and only to the extent that (i) the Company receives from such Person an unsolicited written bona fide (i) (A) Company Superior Proposal, or (B) Company Acquisition Proposal, which the Company Board concludes in good faith (after consultation with its financial advisors) is likely to result in a Company Superior Proposal, (ii) the Company Board concludes in good faith (after consultation with its outside legal advisors) that its failure to do so would be inconsistent with the Company Board’s fiduciary duties under applicable law, (iii) prior to providing any information or data to any Person in connection with a proposal by any such Person, the Company Board receives from such Person an executed confidentiality agreement no less restrictive on such Person than the Confidentiality Agreement and (iv) two business days prior to providing any non-public information or data to any Person or entering into discussions or negotiations with any Person, the Company Board notifies Parent of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company or any of its officers, directors, employees, advisors and agents indicating, in connection with such notice, the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making such Company Acquisition Proposal. The Company Board shall furnish to Parent all information provided to the Person who has made the Company Superior Proposal to the extent that such information has not been previously provided to Parent. The Company agrees that it shall keep Parent reasonably informed, on a reasonably prompt basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify Parent promptly of any determination by the Company Board that a Company Superior Proposal (as hereinafter defined) has been made. Notwithstanding the foregoing, no information may be furnished and no discussions may be entered into in the event that the Company has taken any actions inconsistent with this Section 4.2. For purposes of this Agreement, a “Company Superior Proposal” means any unsolicited written bona fide proposal or offer made by a third party (whether or not affiliated with the Company) to acquire, directly or indirectly, by merger, consolidation or otherwise, for consideration consisting of cash and/or securities, all or substantially all of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and Subsidiaries, taken as a whole, and on terms and conditions which the Company Board concludes in good faith (after consultation with its outside legal and based on the written advice of its independent financial advisors) are more favorable to the Company’s stockholders from a financial point of view than the Merger. In addition to the obligations of the Company set forth in this Section 4.2(b), the Company shall promptly, but in no event later than two business days after the receipt thereof, advise Parent in writing of any request for information that the Company reasonably believes could lead to a Company Superior Proposal, the terms and conditions of such request (including any subsequent material amendment or modification to such terms and conditions) and the identity of the Person making the request. The Company shall keep Parent informed in all material respects on a timely basis of any change in the status of, or any modification or amendment to, any Company Acquisition Proposal.

                (c)        Prior to the adoption of this Agreement by the holders of Company Common Stock, the Company Board may, if it concludes in good faith (after consultation with its outside legal advisors) that failure to do so would be inconsistent with its fiduciary duties under applicable law, withdraw its recommendation of the Merger, but only at a time that is after the third business day following Parent’s receipt of written notice from the Company advising Parent of its intention to do so and the following additional conditions are satisfied: (i) a Company Superior Proposal is made to the Company and is not withdrawn; (ii) the Company Stockholders’ Meeting has not occurred; (iii) the Company shall have provided at least two business days’ prior written notice (the “Notice Period”) to Parent stating (A) that it has received a Company Superior Proposal, (B) the terms and conditions of such Company Superior Proposal and the identity the Person making such Company Superior Proposal and (C) that it intends to withdraw its recommendation of the Merger and the manner in which it intends to do so; (iv) Parent shall not have, within the Notice Period, made a bona fide written offer that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favorable to the Company and the Company Stockholders as such Company Superior Proposal (it being agreed that the Company Board shall convene a meeting to consider any such bona fide offer by Parent promptly following the receipt thereof); (v) the Company Board concludes in good faith, after receiving the advice of its outside legal counsel, that, in light of such Company Superior Proposal, the failure of the Company Board to withdraw its recommendation of the Merger would be inconsistent with its fiduciary obligations to the Company Stockholders under applicable law; and (vi) the Company shall not have breached in any material respect any of the provisions set forth in this Section 4.2. Notwithstanding the foregoing, unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall comply with its obligations under Section 5.2 whether or not the Company Board withdraws, modifies or changes its recommendation regarding this Agreement or recommends any other offer or proposal.

                (d)        Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (after consultation with its outside legal advisors), concludes that its failure to do so would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law; provided that the Company shall not take a position that effects, or otherwise make any public statement that constitutes, a withdrawal of its recommendation of the Merger unless specifically permitted pursuant to the terms of Section 4.2(c); provided, further, however, that neither the Company nor the Company Board nor any authorized committee thereof shall approve or recommend, or propose publicly to approve or recommend, a Company Acquisition Proposal unless the Company has first terminated this Agreement pursuant to Section 7.1(h).

ARTICLE V

ADDITIONAL AGREEMENTS

        Section 5.1.         Proxy Statement.   (a) As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in connection with the Merger. Parent and Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement, including, but not limited to, furnishing to the Company any and all information regarding Parent, Merger Sub and their respective affiliates as may be required to be disclosed therein. Subject to Section 4.2(c) hereof, the Proxy Statement shall contain the unanimous recommendation of the Company Board that the Company’s stockholders approve this Agreement and the transactions contemplated hereby. For purposes of this Agreement, such recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if such recommendation shall no longer be unanimous. The Company shall use commercially reasonable efforts to have cleared by the SEC as promptly as practicable the Proxy Statement and all other proxy materials for the Company Stockholders’ Meeting. As promptly as practicable after clearance by the SEC of the Proxy Statement, the Company will cause the Proxy Statement to be promptly mailed to its stockholders.

                (b)        The Proxy Statement and any amendments or supplements to the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement to the Proxy Statement is first mailed to the holders of Company Common Stock, at the time the holders of Company Common Stock vote on the adoption of this Agreement and at the Effective Time, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent. The covenant contained in this Section 5.1(b) will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

                (c)        The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, each time before that document (or any amendment or supplement thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by Parent and its counsel. The Company shall (i) promptly provide Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) provide Parent with a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

        Section 5.2.         Meeting of Stockholders of the Company.    The Company shall promptly take all action necessary in accordance with applicable law, the Certificate of Incorporation and the By-Laws of the Company to call, convene and hold the Company Stockholders’ Meeting as soon as practicable after the date hereof. The stockholder vote or consent required for approval of the Merger will be no greater than that set forth in the DGCL. The Company shall take all commercially reasonable lawful action to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other commercially reasonable action necessary to secure any vote or consent of stockholders required by the DGCL to effect the Merger.

        The Company Board will recommend, by unanimous vote of all directors then in office, that the Company Stockholder Approval be given and shall take all commercially reasonable lawful action to solicit from the holders of Company Common Stock the Company Stockholder Approval, except to the extent that the Company Board determines to withdraw is recommendation of the Merger in accordance with Section 4.2.

        Section 5.3.         Additional Agreements.    The Company, Merger Sub and Parent will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

        Section 5.4.         Notification of Certain Matters.    The Company shall give prompt notice to Parent of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had, individually or in the aggregate, a Material Adverse Effect on the Company, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (c) any notice or other communication from any Governmental Entity in connection with the Merger, or (d) any Actions commenced relating to the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.8. The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company, of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate or any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that, (A) in the case of the Company, the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied or (B) in the case of Parent or Merger Sub, the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided, however, that (i) the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (ii) disclosure by the Company shall not be deemed to amend or supplement the Company Disclosure Schedules or constitute an exception to any representation or warranty.

      Section 5.5.         Access to Information.

                (a)        From the date hereof to the Effective Time, the Company shall and shall cause its Subsidiaries and its and their directors, officers, employees, auditors and agents to, afford the directors, officers, employees, environmental and other consultants, attorneys, accountants financial advisors, representatives and agents of Parent and Merger Sub, reasonable access at reasonable times to its directors, officers, employees, representatives, agents, properties, offices and other facilities and to all reasonably required information systems, Contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall make available or furnish to Parent and Merger Sub all financial, operating and other data and information Parent and Merger Sub through their directors, officers, employees, consultants or agents, may reasonably request. No information received pursuant to this Section 5.5 shall affect or be deemed to modify or update any of the representations and warranties of the Company contained in this Agreement.

                (b)        Each of Parent and Merger Sub agrees that it shall, and shall direct its affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents (the “Merger Sub Representatives”), to hold in strict confidence all data and information obtained by them from the Company in accordance with the Confidentiality Agreement, which shall survive the execution an delivery of this Agreement and any termination hereof pursuant to Section 7.1 hereof.

        Section 5.6.         Public Announcements.    The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, Parent, Merger Sub and the Company shall not issue any press release or otherwise make any public statements or announcements with respect to the Merger and the other transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that each party may make such statements as may be required by applicable law or stock exchange or NASDAQ rules, in which case, the party desiring to make a public statement or disclosure shall consult with the other parties and permit them opportunity to review and comment on the proposed disclosure to the extent practicable under the circumstances.

        Section 5.7.         Approval and Consents; Cooperation.    Each of the Company, Parent and Merger Sub shall cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all Required Approvals and Consents. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub agree to make all necessary filings in connection with the Required Approvals and Consents as promptly as practicable after the date of this Agreement, and to use its best commercially reasonable efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Approvals and Consents, and shall otherwise cooperate with any applicable Governmental Entity or third party in order to obtain any Required Approvals and Consents in as expeditious a manner as possible. Each of the Company, Parent and Merger Sub shall use its best commercially reasonable efforts to resolve such objections, if any, as any Governmental Entity may threaten or assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Approvals and Consents. The Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, if any, affiliates, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement or any other statement, filing, Tax ruling request, notice or application made by or on behalf of the Company, Parent or any of its Subsidiaries to any third party and/or Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement. Each party will keep the other parties apprised of the status of any inquiries made of such party by any Governmental Authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. The Company shall, and shall cause each of its Subsidiaries to, use its best commercially reasonable efforts to obtain all Consents; provided that no Indebtedness shall be repaid, except as otherwise required pursuant to the terms of any applicable loan Contract, and no Contract shall be amended nor any right thereunder be waived, and no money or other consideration shall be expended, to obtain any such Consent.

        Section 5.8.         Further Assurances.    In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or the transactions contemplated by this Agreement, the proper officers of Parent and the Surviving Corporation shall take any such reasonably necessary action.

        Section 5.9.          Director and Officer Indemnification and Insurance.

                (a)        Subject to the limitations on indemnification contained in the DGCL and the Certificate of Incorporation of the Company, following the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, each current and former director, officer, employee and agent of the Company and its Subsidiaries, including, without limitation, officers, directors, employees and agents serving as such on the date hereof (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including, without limitation, to the extent permitted by law, liabilities arising under the Exchange Act in connection with the Merger, and in the event of any such claim, action, suit, proceeding or investigation, (i) Parent shall cause the Surviving Corporation to pay the reasonable fees and expenses of counsel selected by the Surviving Corporation, and reasonably satisfactory to the Indemnified Parties, promptly as statements therefor are received and (ii) Parent shall cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and further, provided, that neither Parent nor the Surviving Corporation shall be obliged pursuant to this Section 5.9 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action.

                (b)        For a period of not less than six years after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain or obtain officers’ and directors’ liability insurance or a “tail” or “runoff” insurance program (collectively, the “D&O Insurance”) covering the Indemnified Parties who are currently covered by the Company’s officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the covered persons with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, further, that if the existing D&O Insurance policy expires, is terminated or cancelled during such six-year period, Parent shall cause to be substituted therefor policies containing terms and conditions which are no less favorable to the former officers and directors of the Company and its Subsidiaries only with respect to claims arising from facts or events that occurred prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, further, that if the aggregate annual premiums for such policies at any time during such period exceed 300% of the annual premium paid by the Company for D&O Insurance as of the date hereof, Parent shall be required to provide such coverage as will then be available at an annual premium equal to 300% of the annual premium paid by the Company for such D&O Insurance as of the date hereof. The Surviving Corporation shall continue in effect the indemnification provisions currently provided by the Certificate of Incorporation and the By-Laws of the Company for a period of not less than six years following the Effective Time. This Section 5.9 shall survive the consummation of the Merger. Notwithstanding Section 8.7, this Section 5.9 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein. The rights set forth in this Section 5.9 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnified Parties, and their respective heirs and personal representatives, may have by Contract or otherwise

        Section 5.10.         Continuation of Employee Benefits.    From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements described on Schedule 5.10 of the Company Disclosure Schedules between the Company or any of its Subsidiaries and any current or former officer, director, Employee or consultant of the Company or group of such officers, directors, Employees or consultants of the Company Disclosure Schedules. Following the Effective Time, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, and the approval of any insurance carrier, third-party provider or the like with the best commercially reasonable efforts of Parent, each Person party to any such agreement shall receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation, and employee benefit plan purposes with the Company or any of its Subsidiaries prior to the Effective Time. Nothing in this Section 5.10 or this Agreement creates, or is intended to create, any employment Contract, whether express or implied.

        Section 5.11.        Equity Compensation Plans.    The Company shall take all action necessary and in accordance with each of the respective Equity Compensation Plans such that all Options will be exercisable and all restrictions with respect to Restricted Stock will lapse, immediately prior to the Effective Time. The Company shall take all actions necessary pursuant to the terms of the Equity Compensation Plans to terminate each such plan as of the Effective Time. The Company shall take all actions necessary pursuant to the terms of any of its Employee Plans intended to be qualified under Section 401(a) or 501(a) of the Code to amend such Employee Plans immediately prior to Closing to provide that participation in any such Employee Plan is limited to employees of the Company and its Subsidiaries.

        Section 5.12.         Takeover Statutes.    If any Takeover Statute enacted under state or federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of the Company, Parent and Merger Sub and the board of directors of each of the Company, Parent and Merger Sub shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

        Section 5.13.         Disposition of Litigation.    In connection with any litigation which may be brought against the Company or its directors or officers relating to the transactions contemplated hereby, the Company shall keep Parent and Merger Sub, and any counsel which Parent and Merger Sub may retain at their own expense, informed of the status of such litigation and will provide Parent’s and Merger Sub’s counsel the right to participate in the defense of such litigation to the extent Parent and Merger Sub are not otherwise a party thereto, and the Company shall not enter into any settlement or compromise of any such litigation without Parent’s and Merger Sub’s prior written consent, which consent shall not be unreasonably withheld or delayed.

        Section 5.14.         Delisting.    Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and to terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

        Section 5.15. Resignations. On the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective at the Effective Time, of all members of the boards of directors of the Company and its Subsidiaries of their positions as directors and of all officers of the Company and its Subsidiaries of their position as officers.

ARTICLE VI

CONDITIONS OF MERGER

        Section 6.1.         Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                (a)        The Merger and this Agreement shall have received the Company Stockholder Approval.

                (b)        No law, statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining or prohibiting the consummation of the Merger.

                (c)        The Company shall have filed its definitive Proxy Statement in accordance with the provisions of the Exchange Act, and the SEC shall not have initiated an enforcement action or otherwise sought to prevent the solicitation of proxies with regard to the Merger.

        Section 6.2.         Additional Conditions to Obligation of the Company to Effect the Merger.    The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

                (a)        Parent and Merger Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the Company shall have received a certificate of an executive officer of Merger Sub and Parent to that effect.

                (b)        The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby. The Company shall have received a certificate of an executive officer of Merger Sub and Parent as to the satisfaction of this Section 6.2(b).

        Section 6.3.         Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger.    The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Parent and Merger Sub:

                (a)        The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time; provided that, with respect to obligations that are qualified by materiality, the Company shall have performed such obligations, as so qualified, in all respects. Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company to that effect.

                (b)        The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect. Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company as to the satisfaction of this Section 6.3(b). The representations and warranties of the Company contained in the second sentence of Section 3.2(a) (Capitalization) and Section 3.20 (Brokers) shall be true and correct as of the date of this Agreement; provided, however, that this condition shall be deemed satisfied to the extent that, after giving effect to any failure of such representation to be true and correct, (i) the aggregate Merger Consideration that would be payable pursuant to Section 1.6(a) hereof in respect of all shares of Company Common Stock actually issued and outstanding as of the date hereof plus (ii) the aggregate consideration payable pursuant to Section 1.8(a) in respect of all Options actually issued and outstanding as of the date hereof would not exceed, the Aggregate Consideration Amount by more than one percent (1.0%) of the Aggregate Consideration Amount.

                (c)        The Company shall have obtained and provided to Parent and Merger Sub copies of evidence with respect to the Required Approvals and Consents, the terms of which consents shall be reasonably satisfactory to Parent and Merger Sub.

                (d)        There shall not exist any pending Action, suit, investigation or proceeding brought by any Governmental Entity (i) that could reasonably be expected to enjoin, restrain or prohibit (or that enjoins, restrains or prohibits) the Merger or the other transactions contemplated hereby (ii) seeking to impose any material limitation on the right of Parent to control the Company and its Subsidiaries or any other Affiliate of Parent, (iii) seeking to restrain or prohibit the Company’s or Parent’s ownership or operation (or that of their respective Subsidiaries or Affiliates) of any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel the Company or Parent or any of their respective Subsidiaries or Affiliates to dispose of or hold separate any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, and if such business or assets relate to the Company or any of its Subsidiaries, such business or assets are material to the financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, and if such business or assets relate to Parent or any of its Subsidiaries, such business or assets are material to the financial condition, results of operations or prospects of Parent and its Subsidiaries, taken as a whole. No Order shall be in effect, and no law shall have been enacted or shall be deemed applicable to the Merger, which has any of the effects set forth in clauses (i) through (iii) in this Section 6.3(d).

                (e)        Philip Bligh and Stephen Mack shall have each executed and delivered a Non-Competition Agreement substantially in the forms of Exhibit A-1 and Exhibit A-2 hereto, respectively (the “Non-Competition Agreement”).

                (f)        Since the date of this Agreement, there shall not have occurred any event, occurrence or change that has had a Material Adverse Effect on the Company.

                (g)        The holders of no more than twenty-two and one-half percent (22.5%) of the shares of Company Common Stock shall have demanded and not lost or withdrawn appraisal rights.

                (h)        The Company shall prepare and deliver to Parent at the Closing a certificate stating that the Company is not a “United States Real Property Holding Corporation” as defined in Section 897 of the Code in accordance with Treasury Regulation promulgated under Sections 897 and 1445 of the Code.

                (i)        The Company shall have delivered to Parent resignations from the directors and officers of the Company and each Subsidiary of the Company in office immediately prior to the Effective Time resigning their respective positions as directors and officers.

                (j)        The Company shall have delivered to Parent certificates of good standing for the Company from the Secretary of State of the State of Delaware and each of the jurisdictions listed on Schedule 3.1 of the Company Disclosure Schedules, each dated a reasonable date prior to the Closing Date, and certificates of good standing for the Subsidiaries of the Company from the applicable Governmental Entities in such Subsidiaries’ jurisdictions of organization.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        Section 7.1.         Termination.    Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Company Stockholder Approval:

                (a)        by mutual written consent of the Boards of Directors of Parent, Merger Sub and the Company; or

                (b)        by any party hereto, if the Effective Time shall not have occurred on or before the six-month anniversary of the date of this Agreement (the “Termination Date”), provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been the principal cause of, or resulted in the failure of the Merger to have become effective on or before such date; or

                (c)        by any party hereto, if (i) a law, statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger or (ii) an Order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order, decree, ruling or injunction shall have become final and non-appealable; or

                (d)        by the Company, if either Parent or Merger Sub shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the Termination Date, provided that the Company shall have given Parent and Merger Sub written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; or

                (e)        by Parent and Merger Sub, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the Termination Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

                (f)        by Parent and Merger Sub or the Company, if, at the Company Stockholders’ Meeting (including any adjournment, continuation or postponement thereof), the Company Stockholder Approval shall not be obtained; except that the right to terminate this Agreement under this Section 7.1(f) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement; or

                (g)        by Parent and Merger Sub, if (i) the Company Board (or any authorized committee thereof) fails to call the Company Stockholders’ Meeting, (ii) the Company Board (or any authorized committee thereof) shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, (iii) the Company Board (or any authorized committee thereof) approved or recommended to the Company’s stockholders a Company Acquisition Proposal or (iv) the Company Board (or any authorized committee thereof) resolves, agrees or proposes publicly to take any such actions in response to a Company Acquisition Proposal;

                (h)        by the Company, if the Company Board (or any authorized committee thereof) concludes in good faith (after consultation with its legal and financial advisors) that a Company Acquisition Proposal constitutes a Company Superior Proposal in accordance with Section 4.2; provided, however, that before the Company may terminate this Agreement pursuant to this Section 7.1(h), (i) the Company shall provide written notice to Parent of such determination by the Company Board (or any authorized committee thereof), which notice shall set forth the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making the Company Acquisition Proposal, (ii) at the end of the three business day period following the delivery of such written notice the Company Board (or any authorized committee thereof) continues to determine in good faith that the Company Acquisition Proposal constitutes a Company Superior Proposal, (iii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Company Superior Proposal and (iv) the Company pays to Parent the amount specified in Section 7.3(i), if any, within the time period contemplated thereby; or

                (i)        by Parent and Merger Sub, if any condition to the obligations of Parent or Merger Sub hereunder becomes incapable of fulfillment other than as a result of a breach by Parent or Merger Sub, as the case may be, of any covenant or agreement contained in this Agreement, and such condition is not waived by Parent or Merger Sub, as the case may be.

The party desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other parties hereto.

        Section 7.2.         Effect of Termination.    In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Sections 5.6 and 7.3, and Sections 8.2 through 8.15 which shall remain in full force and effect and survive any termination of this Agreement), without any liability on the part of any party or its directors, officers or stockholders except to the extent that such termination results from the fraud or willful misrepresentation or breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such breaching party shall be fully liable for any and all liabilities, damages and expenses incurred or suffered by the other party (including reasonable attorneys’ fees) as a result of such breach. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        Section 7.3.         Termination Fee Payable in Certain Circumstances.    The Company shall pay Parent a fee, in immediately available funds, in the amount of $1,500,000, in the event that this Agreement is terminated, as follows:

                (a)        If the Company terminates this Agreement pursuant to Section 7.1(h) or Parent terminates this Agreement pursuant to Section 7.1(g), the Company shall pay Parent such fee in full within one business day after such termination; and

                (b)        If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 7.1(b) or (f) or (B) Parent terminates this Agreement pursuant to Section 7.1(e) (but only if such termination is due to an intentional breach of any representation, warranty, covenant or agreement by the Company) and (ii) in each case, (A) prior to any such termination but following the date hereof any Person shall have made in writing to the Company or the Company’s stockholders, or publicly announced, a proposal or offer relating to any Company Acquisition and (B) such Person or its Affiliates shall have entered into a definitive agreement with the Company, its Subsidiaries or the Company’s stockholders relating to any Company Acquisition within twelve (12) months after termination of this Agreement, the Company shall pay Parent such fee in full within one business day after entering into such definitive agreement. For purposes of this Section 7.3(b), the term “Company Acquisition” shall have the meaning given to such term in Section 8.4 hereof, except that each reference to “10%" therein shall be deemed to have been changed to “50%".

        In the event that the Company fails to pay all amounts under this Section 7.3 when due, the Company will also pay the reasonable costs and expenses of Parent or Merger Sub in connection with a legal action to enforce this Agreement, together with interest on such amounts due under this Section 7.3, commencing on the date that such amounts under this Section 7.3 became due, at a rate equal to 15%. In the case of payment by the Company of the fee as required under this Section 7.3, the Company shall be fully released and discharged from any other liability or obligation resulting from or under this Agreement, except with respect to any intentional and material breach of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

        Section 8.1.         Non-Survival of Representations, Warranties and Agreements.    The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.8 and Section 5.9 shall survive the Effective Time indefinitely and those set forth in Sections 5.5(b), 7.3 and Sections 8.2 through 8.15 shall survive termination indefinitely.

        Section 8.2.         Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or on the date of confirmation of receipt of transmission if sent by facsimile and (ii) on the fifth business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                (a)        if to Parent or Merger Sub, to:

Business&Decision North America Holding, Inc.
900 West Valley Road
Suite 900
Wayne, Pennsylvania 19087
Attention: Alfred K. Ferraioli
Telephone: (610) 230-2500
Facsimile: (610) 230-2512
Email: al.ferraioli@businessdecision.com

With a copy, which shall not serve as a notice, to:

Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 Attention: Justin W. Chairman, Esq. Telephone: (215) 963-5061 Facsimile: (215) 963-5001 Email: jchairman@morganlewis.com if to the Company, to:

Inforte Corp. 500 N. Dearborn Street Suite 1200 Chicago, Illinois 60610 Attention: Stephen Mack Telephone: (312) 233-9105 Facsimile: (312) 233-9525 Email: Stephen.Mack@inforte.com

With a copy, which shall not serve as a notice, to:

Foley & Lardner LLP 321 North Clark Street, 28th Floor Chicago, Illinois 60610 Attention: Edwin D. Mason, Esq. Telephone: (312) 832-5132 Facsimile: (312) 832-4700 Email: emason@foley.com

        Section 8.3.         Expenses.    Except as set forth in Sections 7.2 and 7.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

        Section 8.4.          Definitions.    For purposes of this Agreement, the term:

                        Affiliate” shall have the meaning set forth in Section 1.7(e)(i).

                        Affiliate Transaction” shall have the meaning set forth in Section 3.19(a).

                        Aggregate Consideration Amount” means Forty-Nine Million Three Hundred Ninety-Seven Thousand Dollars ($49,397,000).

                        Agreement” shall have the meaning set forth in the Preamble hereto.

                        Certificate of Merger” shall have the meaning set forth in Section 1.2.

                        Certificates” shall have the meaning set forth in Section 1.7(b).

                        Closing” shall have the meaning set forth in Section 1.9.

                        Closing Date” shall have the meaning set forth in Section 1.9.

                        Code” shall have the meaning set forth in Section 1.7(g).

                        Company” shall have the meaning set forth in the Preamble hereto.

                        Company 2006 Form 10-K” shall have the meaning set forth in Section 3.6(c).

                        Company Acquisition” means, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction or series of transactions involving the Company and/or any of its Subsidiaries; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets of the Company constituting 10% of the total consolidated assets of the Company or accounting for 10% of the total consolidated revenues of the Company in any one transaction or in a series of transactions; (iii) any direct or indirect purchase or sale of or tender offer (including a self-tender offer), exchange offer or any similar transaction or series of related transactions engaged in by any Person involving more than 10% of the outstanding shares of Company Common Stock; (iv) the issuance, sale or other disposition, direct or indirect (and however structured), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 10% or more of the voting power or capital stock of the Company and/or any of its Subsidiaries or (v) any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

                        Company Acquisition Proposal” means any Contract, proposal or offer (including any proposal or offer to stockholders of the Company) regarding a proposed or potential Company Acquisition.

                        Company Board” shall have the meaning set forth in the Recitals hereto.

                        Company Common Stock” shall have the meaning set forth in Section 1.6.

                        Company Disclosure Schedules” shall have the meaning set forth in Article III.

                        Company Material Contracts” shall have the meaning set forth in Section 3.16(a).

                        Company Preferred Stock” shall have the meaning set forth in Section 3.2.

                        Company SEC Reports” shall have the meaning set forth in Section 3.6(a).

                        Company Stockholder Approval” shall have the meaning set forth in Section 3.24.

                        Company Stockholders’ Meeting” shall have the meaning set forth in Section 2.7.

                        Company Superior Proposal” shall have the meaning set forth in Section 4.2(b).

                        Confidentiality Agreement” shall mean the Confidentiality Agreement, dated March 8, 2007, by and between the Company and Parent.

                        Contract” means any agreement, contract, indenture, instrument, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

                        control”, “controlled by” or “under common control with” shall have the meaning set forth in Section 1.7(e)(ii).

                        Copyrights” shall have the meaning set forth in Section 3.15(e).

                        DGCL” shall have the meaning set forth in the Recitals.

                        Dissenting Shares” shall have the meaning set forth in Section 1.6(d).

                        Effective Time” shall have the meaning set forth in Section 1.2.

                        Employee Plans” shall have the meaning set forth in Section 3.9.

                        Employees” shall include all individuals employed by the Company, including but not limited to all temporary employees who have contracted with the Company.

                        Environment” means all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

                        Environmental Laws” shall mean all federal, state, local and foreign laws and regulations relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Materials, whether now existing or subsequently amended or enacted, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

                        Equity Compensation Plans” shall have the meaning set forth in Section 1.8(a).

                        ERISA” shall have the meaning set forth in Section 3.9.

                        ERISA Affiliate” shall have the meaning set forth in Section 3.9.

                        Exchange Act” shall have the meaning set forth in Section 2.3(b).

                        Exchange Agent” shall have the meaning set forth in Section 1.7(a).

                        Exchange Fund” shall have the meaning set forth in Section 1.7(a).

                        GAAP” shall mean United States generally accepted principles and practices as in effect from time to time and applied consistently throughout the periods involved.

                        Governmental Entity” shall have the meaning set forth in Section 2.7.

                        Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5 and all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

                        Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

                        Indemnified Parties” shall have the meaning set forth in Section 5.9(a).

                        Insurance Policies” shall have the meaning set forth in Section 3.17.

                        Intellectual Property Rights” shall have the meaning set forth in Section 3.15(l).

                        Knowledge,” when used with respect to the Company and its Subsidiaries, shall mean the actual knowledge after due inquiry of the following executive officers of the Company: Stephen Mack, Nick Heyes, William Nurthen, Ali Guelerman and Adrian Ball.

                        Leased Real Property” shall mean all the leasehold or subleasehold interests and any other rights, title or interest to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property (whether owned or leased) and together with all construction work-in-progress in respect of the same held by the Company or any of its Subsidiaries under the Real Property Leases.

                        Lien” shall have the meaning set forth in Section 2.3(a).

                        Made available” means having been uploaded prior to the date of this Agreement in a clear, readable format to the electronic data room established by the Company and to which the Parent has had access.

                        Material Adverse Effect” means any effect, change, fact, event, occurrence, development or circumstance (any such item, an “Effect”) that, individually or together with any other Effect, (A) is or would reasonably be expected to result in a material adverse effect on or change in the financial condition , properties, business, results of operations, or net assets of the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to prohibit, restrict or impede the consummation of the transactions contemplated by this Agreement, including the Merger; provided, however, that none of the following shall constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: any Effect caused by or resulting from (i) general changes or developments in the industry in which the Company or any its Subsidiaries operates that do not disproportionately impact in any material respect the Company and its Subsidiaries, taken as a whole, (ii) acts of terrorism or war, (iii) any change affecting the United States economy generally or the economy of any nation in which such entity conducts business that is material to the business of such entity that do not disproportionately impact in any material respect the Company or its Subsidiaries, taken as a whole, (iv) any change in the Company’s stock price or trading volume (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (v) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) the announcement of the execution of this Agreement, or the pendency of the consummation of the Merger, (vii) any change in any applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof, or (viii) the execution and performance of or compliance with this Agreement.

                        Merger” shall have the meaning set forth in the Recitals hereto.

                        Merger Consideration” shall have the meaning set forth in Section 1.6(a).

                        Merger Sub” shall have the meaning set forth in the Preamble hereto.

                        Merger Sub Common Stock” shall have the meaning set forth in Section 1.6.

                        Merger Sub Representatives” shall have the meaning set forth in Section 5.5(b).

                        Non-Solicitation Agreement” shall have the meaning set forth in Section 3.18(k).

                        Options” shall have the meaning set forth in Section 1.8(a).

                        Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

                        Parent” shall have the meaning set forth in the Preamble hereto.

                        Parent Disclosure Schedules” shall have the meaning set forth in Article II.

                        Patents” shall have the meaning set forth in Section 3.15(e).

                        Permits” shall have the meaning set forth in Section 3.11.

                        Permitted Liens” shall mean: (i) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings provided that (a) no Lien will attach to any of the assets during such contest and (b) such amount shall remain the obligation of the property owner, and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (ii) statutory liens or carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s liens or other like Liens arising in the ordinary course of business with respect to amounts not yet due, that are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports and that do not impair the conduct of the Company’s or any of its Subsidiaries’ business or the present use of the affected property; and (iii) as to any Leased Real Property, any Lien affecting solely the interest of the landlord or sublandlord thereunder and not the interest of the tenant or subtenant thereunder, which does not materially impair the value or use of such Leased Real Property.

                        Person” shall mean any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, special purpose vehicle, any unincorporated organization, any other entity, a “group” of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a Governmental Entity.

                        Proxy Statement” shall have the meaning set forth in Section 2.6.

                        Real Property” shall mean the Leased Real Property.

                        Real Property Leases” shall mean the real property leases, subleases, licenses, change orders, brokerage commission agreements, work orders, subordination agreements, non-disturbance agreements, attornment agreements, estoppels or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries is a party.

                        Regulatory Laws” shall have the meaning set forth in Section 2.3(b).

                        Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, emitting, emptying, escaping, dumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

                        Required Approvals and Consents” shall mean the approvals, consents, orders, registrations, declarations and filings listed on Schedule 8.4 of the Company Disclosure Schedules.

                        Restricted Stock” shall have the meaning set forth in Section 3.2.

                        Sarbanes-Oxley” shall have the meaning set forth in Section 3.6(d).

                        SEC” shall mean the United States Securities and Exchange Commission or any other Governmental Entity administering the Securities Act and the Exchange Act.

                        Securities Act” shall have the meaning set forth in Section 2.3(b).

                        Software” shall have the meaning set forth in Section 3.15(e).

                        Subsidiary” means, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the sole manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the managers or other Person or body responsible for the governance or management thereof or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) more than a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other person or body responsible for the governance or management thereof.

                        Surviving Corporation” shall have the meaning set forth in Section 1.1.

                        Takeover Statute” shall have the meaning set forth in Section 3.23.

                        Tax Return” shall mean any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

                        Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes; (ii) all interest, fines, penalties or additions attributable to or in respect of any items described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

                        Termination Date” has the meaning set forth in Section 7.1(b).

                        Trademarks” shall have the meaning set forth in Section 3.15(e).

                        Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

                        Voting Agreement” shall have the meaning set forth in the Recitals hereto.

                        Voting Group” shall have the meaning set forth in the Recitals hereto.

                        WARN Act” shall have the meaning set forth in Section 3.18.

        Section 8.5.         Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.6.         Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

        Section 8.7.         Entire Agreement; No Third-Party Beneficiaries.    This Agreement, the Disclosure Letters and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein (including Section 5.9 but expressly excluding Section 5.10), this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

        Section 8.8.         Assignment.    This Agreement shall not be assigned by operation of law or otherwise, except that Parent or Merger Sub may assign all or any of its rights hereunder to any affiliate of Parent or Merger Sub, as the case may be, provided that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

        Section 8.9.         Governing Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State. Each party hereby agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 8.2 hereof. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        Section 8.10.         Amendment.    This Agreement may be amended by the parties hereto by action taken by Merger Sub and Parent, and by action taken by or on behalf of the Company Board at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        Section 8.11.         Waiver.    At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

        Section 8.12.         Counterparts.    This Agreement may be executed by facsimile signature pages and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

        Section 8.13.         Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

        Section 8.14.          Interpretation.

                (a)        The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

                (b)        The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Exhibit or Disclosure Letter, such reference shall be to an Article, Section of or Exhibit or Disclosure Letter to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

                (c)        No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

        Section 8.15.         Disclosure Generally.    All of the Company Disclosure Schedules and Parent Disclosure Schedules are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein shall be deemed to refer to this entire Agreement, including all sections of the Company Disclosure Schedules and Parent Disclosure Schedules.

        Section 8.16.         Specific Performance.    Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to any other remedy at law or equity..

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, each of the Company, Merger Sub and Parent has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

BUSINESS&DECISION NORTH AMERICA HOLDING, INC.
By: /s/ Robin Kearon
Name: Robin Kearon
Title: Chief Executive Officer
BDEC ACQUISITION CORP.
By: /s/ Alfred K. Ferraioli
Name: Alfred K. Ferraioli
Title: Chief Financial Officer
INFORTE CORP.
By: /s/ Stephen Mack
Name: Stephen Mack
Title: Chief Executive Officer

GUARANTEE

        The undersigned, Business & Decision S.A. (“Guarantor”), hereby, irrevocably and unconditionally, guarantees and agrees to be liable for the full payment and prompt performance of all obligations and liabilities owing by Business&Decision North America Holding, Inc. (“B&D North America”) to Inforte Corp. under the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 13, 2007, by and among B&D North America, BDEC Acquisition Corp. and Inforte Corp. (the “Guaranteed Obligations”). This Guarantee is for the benefit of Inforte Corp. Any capitalized terms not defined in this Guarantee shall have the meanings ascribed to them in the Merger Agreement.

        Notice of acceptance of this Guarantee, and presentment, demand, protest, notice of protest, notice of nonpayment or default and all other notices to which Guarantor is or may be entitled are hereby waived. Guarantor further waives notice of, and hereby consents to, any amendment or modification of the Merger Agreement and agrees that the amount and extent of the Guaranteed Obligations shall not be diminished and the liability of Guarantor hereunder shall not be otherwise impaired or affected by such amendment or modification. Anything else in this paragraph notwithstanding, Guarantor shall be free (and reserves all right) to assert all defenses to the payment of the Guaranteed Obligations that are available to B&D North America or BDEC Acquisition Corp. under or in respect of the Merger Agreement.

        This Guarantee shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State. Guarantor hereby agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Guarantee or the transactions contemplated hereby. Guarantor irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Guarantee in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, any court of the State of Delaware situated in New Castle County or the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        This Guarantee shall terminate as of the earlier of (i) the Effective Time or (ii) the Termination Date, but only to the extent the Guaranteed Obligations are terminated as of the Termination Date.

        IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be duly executed and delivered by its respective duly authorized officer as of May 13, 2007.

BUSINESS & DECISION S.A.
By: /s/ Patrick Bensabat
Name: Patrick Bensabat
Title: President